Exhibit 10.1EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of October 14, 2016

among

RLJ ENTERTAINMENT, INC.,
as Parent Borrower,

CERTAIN SUBSIDIARIES OF RLJ ENTERTAINMENT, INC.,
as Guarantors,

LENDERS PARTY HERETO FROM TIME TO TIME,

and

DIGITAL ENTERTAINMENT HOLDINGS LLC,
as Administrative Agent and Collateral Agent

_____________________________________________________

$65,000,000 Senior Secured Credit Facility

_____________________________________________________

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS AND INTERPRETATION1
1.1	Definitions1
1.2	Accounting Terms27
1.3	Pro Forma Calculations27
1.4	Interpretation, Construction, etc28
Section 2.	TERM LOANS28
2.1	Term Loans28
2.2	Pro Rata Shares29
2.3	Use of Proceeds29
2.4	Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes29
2.5	Interest on Term Loans30
2.6	Default Interest31
2.7	Fees 31
2.8	Scheduled Payments31
2.9	Voluntary Prepayments / Prepayment Premium31
2.10	Mandatory Prepayments32
2.11	Application of Prepayments/Reductions33
2.12	General Provisions Regarding Payments34
2.13	Ratable Sharing36
2.14	Increased Costs; Capital Adequacy36
2.15	Taxes; Withholding, etc.38
2.16	Obligation to Mitigate40
2.17	Removal or Replacement of a Lender40
Section 3.	CONDITIONS PRECEDENT41
3.1	Conditions Precedent41
Section 4.	REPRESENTATIONS AND WARRANTIES45
4.1	Organization; Requisite Power and Authority; Qualification45
4.2	Capital Stock and Ownership46
4.3	Due Authorization46
4.4	No Conflict46
4.5	Governmental Consents46
4.6	Binding Obligation; Perfected Liens46
4.7	Historical Financial Statements47
4.8	Projections47
4.9	No Material Adverse Change47
4.10	No Restricted Junior Payments47
4.11	Adverse Proceedings, etc47
4.12	Payment of Taxes; Controlled Foreign Corporation47

i

4.13	Properties48
4.14	Environmental Matters48
4.15	No Defaults49
4.16	Material Contracts49
4.17	Governmental Regulation49
4.18	Margin Stock49
4.19	Employee Matters49
4.20	Employee Benefit Plans50
4.21	Certain Fees51
4.22	Solvency51
4.23	Compliance with Statutes, etc.51
4.24	Disclosure51
4.25	OFAC and Money Laundering Laws51
4.26	Parent Borrower as a Holding Company52
4.27	Status as Senior Debt52
4.28	Center of Main Interest52
4.29	Investment Transaction Documents52
4.30	Representations and Warranties in the Investment Transaction Documents52
Section 5.	AFFIRMATIVE COVENANTS52
5.1	Financial Statements and Other Reports52
5.2	Existence56
5.3	Payment of Taxes and Claims57
5.4	Maintenance of Properties57
5.5	Insurance57
5.6	Inspections and Appraisals58
5.7	Lenders Meetings58
5.8	Compliance with Laws58
5.9	Environmental59
5.10	Subsidiaries59
5.11	Additional Material Real Estate Assets59
5.12	Further Assurances60
5.13	Cash Management Systems61
5.14	Intellectual Property61
5.15	Employee Benefit Plans62
5.16	Licenses62
5.17	Books and Records62
5.18	FCPA; Sanctions.62
5.19	COMI63
5.20	Stock.63
5.21	Post-Closing Matters63
Section 6.	NEGATIVE COVENANTS63
6.1	Indebtedness63
6.2	Liens65
6.3	No Further Negative Pledges67

6.4	Restricted Payments67
6.5	Restrictions on Subsidiary Distributions68
6.6	Investments69
6.7	Financial Covenants70
6.8	Fundamental Changes; Disposition of Assets; Acquisitions71
6.9	Disposal of Subsidiary Interests73
6.10	Sales and Lease-Backs73
6.11	Transactions with Shareholders and Affiliates73
6.12	Conduct of Business74
6.13	Permitted Activities74
6.14	Amendments or Waivers with respect to Subordinated Indebtedness74
6.15	Fiscal Year75
6.16	Deposit Accounts75
6.17	Amendments to Organizational Agreements and Material Contracts75
6.18	Prepayments of Certain Indebtedness75
6.19	UK Production Entity75
6.20	Controlled Foreign Corporation75
6.21	Swap Agreements75
Section 7.	GUARANTY75
7.1	Guaranty of the Obligations75
7.2	Contribution by Guarantors76
7.3	Payment by Guarantors76
7.4	Liability of Guarantors Absolute77
7.5	Waivers by Guarantors78
7.6	Guarantors’ Rights of Subrogation, Contribution, etc79
7.7	Subordination of Other Obligations80
7.8	Continuing Guaranty80
7.9	Authority of Guarantors or Parent Borrower80
7.10	Financial Condition of Parent Borrower80
7.11	Bankruptcy, etc.80
7.12	Discharge of Guaranty Upon Sale of Guarantor81
Section 8.	EVENTS OF DEFAULT81
8.1	Events of Default81
Section 9.	AGENTS84
9.1	Appointment of Agents84
9.2	Powers and Duties84
9.3	General Immunity86
9.4	Reliance by Agents87
9.5	Agents Entitled to Act as Lender87
9.6	Lenders’ Representations, Warranties and Acknowledgment87
9.7	Right to Indemnity88
9.8	Successor Administrative Agent and Collateral Agent88

9.9	Collateral Documents and Guaranty89
9.10	Delegation of Duties.90
9.11	Withholding Tax.90
Section 10.	MISCELLANEOUS90
10.1	Notices90
10.2	Expenses93
10.3	Indemnity93
10.4	Set-Off94
10.5	Amendments and Waivers95
10.6	Successors and Assigns; Participations96
10.7	Independence of Covenants99
10.8	Survival of Representations, Warranties and Agreements99
10.9	No Waiver; Remedies Cumulative100
10.10	Marshalling; Payments Set Aside100
10.11	Severability100
10.12	Obligations Several; Independent Nature of Lenders’ Rights100
10.13	Headings100
10.14	APPLICABLE LAW100
10.15	CONSENT TO JURISDICTION101
10.16	WAIVER OF JURY TRIAL101
10.17	Confidentiality102
10.18	Usury Savings Clause103
10.19	Counterparts103
10.20	Effectiveness103
10.21	Patriot Act103
10.22	Debtor-Creditor Relationship104
10.23	Revival and Reinstatement of Obligations104
10.24	Judgment Currency104
10.25	Electronic Execution of Assignments.104

APPENDICES:	A	Tranche A Term Loan Commitments
	B C	Tranche B Term Loan Commitments Notice Addresses

SCHEDULES:	1.1(b)	Existing Seller Notes
	1.1(c)	Permitted Holders
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.6	Perfection Actions
	4.11	Adverse Proceedings
	4.12	Controlled Foreign Corporation
	4.13(b)	Real Estate Assets
	4.13(c)	Intellectual Property
	4.16	Material Contracts
	5.16	Licenses
	5.21	Certain Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A	Funding Notice
	B-1	Tranche A Term Loan Note
	B-2	Tranche B Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate Regarding Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Landlord Personal Property Collateral Access Agreement
	J	Collateral Questionnaire
	K	Intercompany Note

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of October 14, 2016, is entered into by and among RLJ ENTERTAINMENT, INC., a Nevada corporation (“Parent Borrower”) and Subsidiaries of Parent Borrower, as Guarantors, the Lenders party hereto from time to time, Digital Entertainment Holdings LLC (“AMC”), as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”) and Collateral Agent (in such capacity, together with its successors and assigns in such capacity,  “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend senior secured term loans to Parent Borrower, in an aggregate amount equal to $65,000,000, consisting of a $5,000,000 Tranche A Term Loan and a $60,000,000 Tranche B Term Loan;

WHEREAS, the proceeds of the Term Loans made on the Closing Date shall be used by Parent Borrower to refinance the Existing Indebtedness, to pay the Transaction Costs and for working capital and general corporate purposes;

WHEREAS, Parent Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and a pledge of all of the Capital Stock of each of its wholly-owned Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Parent Borrower hereunder and to secure their respective obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and a pledge of all of the Capital Stock of each of their respective wholly-owned Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.DEFINITIONS AND INTERPRETATION

1.1Definitions

.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” means all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“ACL” means Agatha Christie Limited, a private company limited by shares organized under the laws of England and Wales with registered number 00550864.

“ACL Group” means ACL and any of its current and/or future Subsidiaries.

“Acorn” means Acorn Media Group, Inc., a District of Columbia corporation.

“Acorn Productions” means Acorn Productions Ltd., a private company limited by shares organized under the laws of England and Wales with registered number 07932440.

“Act” as defined in Section 4.25.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Parent Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Parent Borrower or any of its Subsidiaries, threatened against or affecting Parent Borrower or any of its Subsidiaries or any property of Parent Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that AMC and its affiliates shall not be deemed to be Affiliates of the Parent Borrower or its affiliates for purposes of this Agreement or the other Credit Documents.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of October 14, 2016, as it may be amended, supplemented or otherwise modified from time to time.

“AMC” as defined in the preamble hereto.

“Applicable Prepayment Premium” means, whether before or after a Default or Event of Default or acceleration, a prepayment premium equal to: (a) 3.0% of the amount repaid or prepaid if such repayment or prepayment occurs on or prior to the second anniversary of the Closing Date, (b) 1.5% of the amount repaid or prepaid if such repayment or prepayment occurs after the second anniversary and on or prior to the third anniversary of the Closing Date, and (c) 0% of the amount repaid or prepaid if such repayment or prepayment occurs after the third anniversary of the Closing Date.  The Applicable Prepayment Premium will be due and payable by the Parent Borrower to any Lender that is a Non-Consenting Lender in connection with any assignment by such Non-Consenting Lender pursuant to Section 2.17.

“Asset Sale” means any direct or indirect sale, lease, sublease (as a lessor or sublessor), assignment, conveyance, transfer, license (as a licensor or sublicensor), any exchange of property or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed including, without limitation, the Capital Stock or intellectual property of any of Parent Borrower or any of its Subsidiaries.

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.10(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer) or Responsible Financial Officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or any other officer having substantially the same authority and responsibility as any of the foregoing.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and Lender.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“CFC” means a controlled foreign corporation (as that term is defined in the Internal Revenue Code).

“Change of Control” means, at any time, any event, transaction, or occurrence as a result of which (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Capital Stock of Parent Borrower having the right to vote (with equivalent economic interests) for the election of members of the board of directors of Parent Borrower, or (b) as of any date a majority of the board of directors of Parent Borrower consists (other than vacant seats) of individuals who were not either (1) directors of Parent Borrower as of the Closing Date, (2) selected or nominated to become directors by either the Permitted Holders or the board of directors of Parent Borrower of which a majority consisted of individuals described in clause (1), or (3) selected or nominated to become directors by the board of directors of Parent Borrower of which a majority consisted of individuals described in clause (1) and individuals described in clause (2), or (c) Permitted Holders shall at any time fail to own, in the aggregate, directly or indirectly, beneficially and of record, at least 17.5% on a fully diluted basis of the economic and voting interests in the Capital Stock of Parent Borrower, or (d) Parent Borrower shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of Administrative Agent created under the Collateral Documents) 100% of the outstanding Capital Stock of RLJ Acquisition and all voting rights and economic interests with respect thereto, or (e) Parent Borrower shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of Administrative Agent created under the Collateral Documents) 100% of the outstanding Capital Stock of Image and all voting rights and economic interests with respect thereto, or (f) RLJ Acquisition shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of Administrative Agent created under the Collateral Documents) 100% of the outstanding Capital Stock of Acorn and all voting rights and economic interests with respect thereto, or (g) except as permitted by (1) Section 4.1 of the Investment Agreement (so long as AMC and its affiliates hold 100% of the Term Loan Commitments) or (2) Section 6.8(a) (in the event AMC and its affiliates cease to hold 100% of the Term Loan Commitments), Acorn shall cease to directly or indirectly own and control, free and clear of all Liens (other than Liens in favor of Administrative Agent created under the Collateral Documents), 100% (or, with respect to ACL, no less than the percentage of Capital Stock owned directly or indirectly by Acorn on the Closing Date) of the outstanding Capital Stock of each of its Subsidiaries and all voting rights and economic interests with respect thereto, or (except with respect to ACL) shall cease to have the power to appoint directly or indirectly all directors or similar Persons of such Subsidiaries, or (h) (1) except as permitted by (1) Section 4.1 of the Investment Agreement (so long as AMC and its affiliates hold 100% of the Term Loan Commitments) or (2) Section 6.8(a) (in the event AMC and its affiliates cease to hold 100% of the Term Loan Commitments), then except as permitted by Section 6.8(a) of this Agreement, Image shall cease to directly or indirectly own and control, free and clear of all Liens (other than Liens in favor of Administrative Agent created under the Collateral Document) 100% of the outstanding Capital Stock of Image/Madacy Home Entertainment LLC and all voting rights and economic interest with respect thereto, or shall cease to have the power to appoint directly or indirectly all directors or similar Person of such Subsidiaries, or (i) the occurrence of any “change of control” under any Material Debt.

“Charge over Intellectual Property” means that certain Charge over Intellectual Property governed by the laws of the United Kingdom among Acorn and Administrative Agent dated on or about the date hereof, which shall be in form and substance reasonably acceptable to Administrative Agent.

“Class” means, when used with respect to Term Loans or Term Loan Commitments, each of the following classes of Term Loans or Term Loan Commitments: (a) Tranche A Term Loan or Tranche A Term Loan Commitment and (b) Tranche B Term Loan or Tranche B Term Loan Commitment.

“Closing Date” means October 14, 2016.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Control Agreements, the Mortgages (if any), the Intellectual Property Security Agreements, the Intercompany Note, the Landlord Personal Property Collateral Access Agreements, if any, Non-U.S. Security Documents, the Sony Intercreditor Arrangements, the Sony Set-Off Letter Agreements, each Existing Seller Notes Subordination Agreement, any intercreditor agreement entered into pursuant to this agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in the form attached hereto as Exhibit J or reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commodity Account” as defined in the Pledge and Security Agreement.

“Common Stock” means the common stock issued by Parent Borrower, par value $0.001.

“Communications” as defined in Section 10.1(b)(ii).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Credit Parties on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income (excluding for such purposes the net income for such period of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting), plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), (but, in each case of the foregoing clauses (a) through (f), excluding with respect to periods prior to a UK Production Entity Inclusion Date, any of the foregoing with respect to such UK Production Entity Group), plus (g) with respect to any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting the greater of (x) the amount of dividends or distributions or other payments that are actually paid in cash by such Person to a Credit Party in respect of such period and (y) an amount equal to the proportion of those items described in clause (x) above relating to such person corresponding to a Credit Party’s proportionate share of such Person’s Consolidated Net Income for such period, to the extent not included in calculating Consolidated Net Income, plus (h) other items consented to by the Agent in writing in its sole discretion (for the avoidance of doubt, with respect to the calculation of Consolidated Adjusted EBITDA for the Fiscal Year ending December 31, 2016, the Agent hereby approves the following items as such have been disclosed to Agent prior to the Closing Date in the financial model submitted to Agent by Borrower on July 21, 2016: (i) quality of earnings adjustments, including the effect of discontinued operations and foreign exchange and (ii) extraordinary, unusual or non-recurring expenses, losses and charges); minus (ii) the sum, without duplication of the amounts for such period of (x) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (y) other income, plus (z) investment in content actually paid in cash during such period (but, in any case, excluding with respect to periods prior to a UK Production Entity Inclusion Date, any of the foregoing with respect to such UK Production Entity Group to the extent financed by a third party provided that, such third party financing shall be non-recourse to the Credit Parties and their Subsidiaries).

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense paid in cash for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Credit Parties on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, and (iii) provisions for current taxes based on income of Credit Parties and payable in cash with respect to such period; provided, that for the Fiscal Year ending December 31, 2017, the calculation of Consolidated Fixed Charges will exclude the interest and principal owed under the Tranche A Term Loan and 50% of the principal and interest owed under the Existing Seller Notes.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Credit Parties on a consolidated basis with respect to all outstanding Consolidated Total Debt (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances, to the extent paid or required to be paid in cash for such period), but excluding, however, any amounts not payable in Cash.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Credit Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Parent Borrower) in which any other Person (other than Parent Borrower or any of its Subsidiaries) has a joint interest (except to the extent distributed in cash to a Credit Party), plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Credit Parties or is merged into or consolidated with any Credit Parties or that Person’s assets are acquired by a Credit Parties, plus (c) the income of any Subsidiary of Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, subject to the approval of the Administrative Agent, plus (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses, subject to the approval of the Administrative Agent and the Requisite Lenders.

“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate Consolidated Total Debt (other than any Subordinated Indebtedness) which is secured by a First Priority Lien.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Credit Parties (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP.

“Contested Collateral Lien Conditions” means, with respect to any Permitted Lien of the type described in clauses (b), (c), (d), (o) and (p) of Section 6.2, the following conditions:

(a)Parent Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)at the option and at the request of Administrative Agent, to the extent such Lien is in an amount in excess of $100,000, the appropriate Credit Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c)such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Collateral Documents, except if and to the extent that the Requirements of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Collateral Documents.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent, executed and delivered by one or more Credit Parties, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account), commodities intermediary (with respect to a Commodity Account) or bank (with respect to a Deposit Account).

“Controlled Account” means a Deposit Account, Commodity Account or a Securities Account of a Credit Party which is subject to a Control Agreement, in accordance with the terms of the Pledge and Security Agreement.

“Controlled Investment Affiliate” means any fund or investment vehicle that indirectly or directly controls, or is controlled by, or under common control of Robert L. Johnson.  For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person by equity ownership or general partner relationship and not by contract.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Term Loan Notes, if any, the Collateral Documents and all other documents, certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith (including, without limitation, each promissory note required under Section 6.1(b) and an intercompany subordination agreement).

“Credit Party” means Parent Borrower and each Guarantor from time to time party to a Credit Document.  The following are Credit Parties on the Closing Date:  Parent Borrower, RLJ Acquisition, Image, Acorn, Image/Madacy Home Entertainment LLC, RLJ Entertainment Holdings Ltd., RLJEL, RLJE International Limited, Foyle’s War 8 Productions Limited and RLJ Australia.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” as defined in Section 2.6.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations), in whole or in part, (c) provides for the scheduled payment of dividends in cash, (d) is or becomes convertible into or exchangeable for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is one hundred and eighty (180) days after the latest maturity date of the Obligations, or (e) has the benefit of any covenants or agreements that restrict the payment of any of the obligations in respect of the Obligations or that are Consolidated Adjusted EBITDA or debt-multiple based (i.e. financial covenants); provided that, if such Capital Stock is issued pursuant to a plan for the benefit of employees of Parent Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DTC” means The Depository Trust Company and any and all successors thereto.

“Eligible Assignee” means any Person that is a Lender and any affiliate of any Lender; provided that in no event shall a Credit Party (or any Affiliate of any Credit Party, including any of the Permitted Holders) or natural Person be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Parent Borrower or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Parent Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Parent Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Parent Borrower or such Subsidiary and with respect to liabilities arising after such period for which Parent Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (in each case, whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Pension Plan; (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) the withdrawal by Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Parent Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vii) the imposition of liability on Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA with respect to any Pension Plan or Multiemployer Plan (as applicable); (viii) the withdrawal of Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability therefor, or the receipt by Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) a determination that a Pension Plan is in “at-risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); (x) the Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates engaging in a non-exempt “prohibited transaction” with respect to which Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code); (xi) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates; (xii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xiii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xiv) receipt from the Internal Revenue Service of notice of (1) the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or (2) the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xv) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA or a violation of Section 436 of the Internal Revenue Code, in each case, with respect to any Pension Plan.

“Event of Default” means any of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means (a) deposit accounts specially and exclusively used for withholding taxes, payroll, payroll taxes and other employee wage and benefit payments to or for the Credit Parties’ or their Subsidiaries’ employees, (b) a deposit account specially and exclusively used for the purpose of providing cash collateral with respect to letters of credit issued on behalf of a Credit Party and outstanding as of the Closing Date in an aggregate amount for all such deposit accounts not to exceed $55,000, (c) other deposit accounts so long as the aggregate amount of Cash and Cash Equivalents or other amounts credited to such deposit accounts at any one time is not in excess $250,000 in the aggregate and (d) any accounts exclusively used as 401(k) accounts or similar retirement account.

“Excluded Taxes” means (a) Taxes imposed on or measured by Lender's net income, franchise Taxes, and branch profits Taxes, in each case imposed by the jurisdiction (or political subdivision thereof) under the laws of which Lender is organized or in which its principal lending office is located; (b) Taxes attributable to a Lender’s failure to comply with Section 2.15(f); and (c) any United States withholding Taxes imposed under FATCA.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Credit Agreement, dated as of September 10, 2014 (as amended, restated, supplemented or otherwise modified) among Parent Borrower, certain of its Subsidiaries, MCP Opportunities, LLC (as successor to McLarty Capital Partners SBIC, L.P.), as administrative agent, and the lenders and other financial institutions party thereto.

“Existing Preferred Stock” means the 30,197.53 shares of redeemable convertible preferred stock of the Parent Borrower, par value $0.001 per share, that is outstanding as of the Closing Date and as in effect on the date hereof.

“Existing Seller Noteholders” means JH Investment Partners III, LP, JH Partners Evergreen Fund, LP, JH Investment Partners GP Fund III, LLC, Forrestal, LLC, Sudbury Capital Fund, LP, Taylor Rettig and Twayab Rostom.

“Existing Seller Notes” means the unsecured Indebtedness of Parent Borrower under each of the unsecured subordinated promissory notes that are listed on Schedule 1.1(b) hereof, in each case, owing to Persons that were holders (or permitted assignees thereof) of the Capital Stock of Image immediately prior to the acquisition of Image by Parent Borrower on October 3, 2013, subject to the Existing Seller Notes Subordination Agreement and as in effect on the Closing Date.  The aggregate principal amount of Existing Seller Notes on the Closing Date is $8,617,727.56.

“Existing Seller Notes Subordination Agreement” means the Debt Subordination Agreements, dated as of the Closing Date, by and among Administrative Agent, each holder of an Existing Seller Note and each Credit Party party thereto.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Financial Officer of Parent Borrower that such financial statements have been prepared in conformity with GAAP and fairly present, in all material respects, the financial condition of Parent Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and, in the case of quarterly financial statements and monthly reports delivered pursuant to Sections 5.1(a) and (c), subject to changes resulting from audit, absence of footnotes and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Priority Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Year of (a) Consolidated Adjusted EBITDA for the Fiscal Year then ending to (b) Consolidated Fixed Charges for such  Fiscal Year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, provincial, municipal, national, supranational, or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, or officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, or a supranational authority, including, without limitation, the European Union.

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, clearance, marking, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each wholly-owned Subsidiary of Parent Borrower, but, excluding with respect to periods prior to a UK Production Entity’s UK Production Entity Inclusion Date, any of such UK Production Entity Group.  The following are Guarantors on the Closing Date: Image, Image/Madacy Home Entertainment LLC, RLJ Entertainment Holdings Ltd., RLJEL, RLJE International Limited, RLJ Acquisition, Acorn, Foyle’s War 8 Productions Limited and RLJ Australia.

“Guarantor Subsidiary” means each Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Parent Borrower and its Subsidiaries, for the 2015 Fiscal Year of Parent Borrower, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from the date of the financial statements referred to in the foregoing clause (i) to the Closing Date, internally prepared, unaudited financial statements of Parent Borrower and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, certified by a Responsible Financial Officer of Parent Borrower that they fairly present, in all material respects, the financial condition of Parent Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“IFRS” means the International Financial Reporting Standards in effect as of the date of determination thereof.

“Image” means Image Entertainment, Inc., a Delaware corporation.

“Increased-Cost Lender” has the meaning given to such term in Section 2.17.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) all obligations represented by bonds, notes, debentures or similar instrument; (iii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iv) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (v) any earn-out or any obligation owed for all or any part of the deferred purchase price of property or services; (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof shall be paid or discharged, or any agreement relating thereto shall be complied with, or the holders thereof shall be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes; (xii) Disqualified Stock; and (xiii) trade payables more than 90 days past due (other than solely to the extent existing on the Closing Date); provided that, amounts payable to Permitted Holders set forth on Schedule 1.1(c) shall not be included in the calculation of trade payables more than 90 days past due (but, notwithstanding the foregoing, for the purposes of Section 6.4, all trade payables and other amounts owed to Permitted Holders shall constitute Indebtedness).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including, but not limited to, securities and commercial federal, state or foreign laws, statutes, rules or regulations; Environmental Laws; OFAC and money laundering laws; and state and federal money transmission statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in connection with or as a result of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lender’s agreement to make Term Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity in connection with or as a result of, directly or indirectly, any past or present activity, operation, land ownership, or practice of Parent Borrower or any of its Subsidiaries.

“Indemnified Taxes” means any Taxes or Other Taxes other than Excluded Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.7.

“Information” as defined in Section 10.17.

“Installment” as defined in Section 2.8.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party or any of its Subsidiaries.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Interest Payment Date” means (a) the last day of each calendar quarter commencing on the first such date to occur after the Closing Date and (b) the final maturity date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Parent Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person or of all or substantially all of the assets of (or any division or business line of) any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Parent Borrower from any other Person, of any Capital Stock of such Person; (iii) any direct or indirect loan, advance (other than reasonable and customary advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Parent Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any swap Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, all in accordance with GAAP.

“Investment Agreement” means the Investment Agreement, dated as of August 19, 2016, by between the Parent Borrower and AMC.

“Investment Transaction Documents” means any of the Investment Agreement, the Warrants, the Voting Agreement, the Waiver Agreements and the Registration Rights Agreement.

“Investment Transactions” means the transactions contemplated by the Investment Transaction Documents to which this Agreement relates.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Judgment Currency” as defined in Section 10.24.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit I with such amendments or modifications as may be approved by Collateral Agent.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Licenses” means any and all Copyright Licenses, Patent Licenses, Trademark Licenses, and Trade Secret Licenses (in each case, as defined in the Pledge and Security Agreement).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof), debenture, fixed or floating charge and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Debenture” means that certain debenture governed by the laws of England and Wales dated on or about the date hereof, among, inter alios, Administrative Agent, Acorn, RLJ Entertainment Holdings Ltd., RLJEL, RLJE International Ltd., Foyle’s War 8 Productions Limited, and after a UK Production Entity Inclusion Date, such UK Production Entity, which shall be in form and substance reasonably acceptable to Administrative Agent.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, liabilities or financial condition of Parent Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means (i) any contract, license or other arrangement to which Parent Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (ii) any contract, license, agreement or arrangement, individually or in the aggregate, to which Parent Borrower or any of its Subsidiary is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) involving aggregate consideration payable (A) to Parent Borrower or such Subsidiary in connection with a revenue-generating contract, license or agreement of $5,000,000 or more per Fiscal Year or (B) by Parent Borrower or such Subsidiary in connection with a distributor, licensor, vendor or supplier contract, license or agreement of $5,000,000 or more per Fiscal Year (in the case of this clause (ii), other than contracts that by their terms may be terminated by such Person or Parent Borrower or any of its Subsidiaries in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (iii) all contracts and arrangements listed on Schedule 4.16 (any extensions or renewals thereof), (iv) any contract, license or other arrangement (individually or in the aggregate) to which Parent Borrower or any of its Subsidiaries is a party which a Credit Party reasonably expects that it would, pursuant to the terms thereof, likely suffer damages or losses in excess of $5,000,000 per Fiscal Year by reason of the breach or termination thereof; and (v) any other any contract, license or other arrangement that is material to the conduct of business of the Credit Parties.

“Material Debt” as defined in Section 8.1(b).

“Material Real Estate Asset” means either (i) any fee-owned Real Estate Asset having a fair market value in excess of $500,000 or (ii) all fee-owned Real Estate Assets not subject to a Mortgage, having a fair market value in the aggregate in excess of $1,000,000, each as of the date of the acquisition thereof.

“Media Library” means, as of any date of determination, the set or collection of Media Rights used in connection with the businesses of the Credit Parties and their Subsidiaries.

“Media Rights” means, with respect to each Credit Party and its Subsidiaries, all licensing rights (as licensor and licensee), manufacturing rights, production rights, and distribution rights, and all right, title, and interest of such Persons in registered patents, trademarks, service marks, copyrights, and other Intellectual Property rights, in each case, with respect to the film and television production and entertainment programming business of such Persons.

“Minimum Cash Balance” means, for any date of determination and as calculated on a consolidated basis,  the Credit Parties’ Cash-on-hand.

“MNPI” as defined in Section 10.1(d)(ii).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment or leases and rents or other security document granting to Agents a Lien on any Real Estate Asset to secure the Obligations in form and substance reasonably satisfactory to Agents  and Parent Borrower.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” means the NASDAQ Stock Market.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale (other than Asset Sales under clause (a), (b), (d), (f), (i) and (k) of Section 6.8), an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Parent Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct out-of-pocket, documented and reasonable costs and expenses incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including, without limitation (a) sales, transfer and other similar taxes paid or payable by Parent Borrower or such Subsidiary, (b) income or gains taxes paid by the seller as a result of any gain recognized directly from such Asset Sale during the tax period the sale occurs, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Parent Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that, upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Parent Borrower or any of its Subsidiaries (a) under any casualty or business interruption insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Parent Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Parent Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Parent Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including, without limitation, sales, transfer and other similar taxes paid or payable, income taxes or gains taxes payable as a result of any gain or other similar taxes recognized in connection therewith.

“Non-Consenting Lender” has the meaning given to such term in Section 2.17.

“Non-U.S. Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Non-U.S. Security Documents” means, collectively, (x) any security document (other than the Pledge and Security Agreement or any other security or pledge agreement or mortgage governed by the laws of the United States, any state thereof, or the District of Columbia) entered into by a Credit Party as of the Closing Date and (y) any other security document entered into by a Credit Party, or governed by a law other than the laws of the United States, any state thereof, or the District of Columbia.  On the Closing Date, Non-U.S. Security Documents shall include, (i) the Master Debenture, (ii) the Security over Shares Agreement and (iii) the Charge over Intellectual Property.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), Lenders or any of them, under any Credit Document, whether for principal, interest, fees, prepayment premium, early termination fees, expenses (including attorneys’ fees), indemnification or otherwise (including amounts which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such amounts in the related bankruptcy proceeding).

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, association or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present and future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Credit Documents under this Agreement.

“Parent Borrower” as defined in the preamble hereto.

“Participant Register” as defined in Section 10.6(h).

“Payment” as defined in Section 6.4(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly, by Parent Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that,

(i)immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of Parent Borrower in connection with such acquisition shall be owned 100% by Parent Borrower or a Guarantor Subsidiary, and Parent Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Parent Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four (4) consecutive Fiscal Quarters and measured as of the last day of the period for which financial statements were delivered in accordance with Section 5.1(a) or (b) (as determined in accordance with Section 6.7(e)), (i) the pro forma Senior Leverage Ratio shall be at least 1.0x less than the maximum Senior Leverage Ratio level which is then applicable under Section 6.7(b), for such fiscal year, (ii) the pro forma Total Leverage Ratio shall be at least 1.0x less than the maximum Total Leverage Ratio level which is then applicable under Section 6.7(c), for such fiscal year, and (iii) the pro forma Fixed Charge Coverage Ratio shall be equal to or greater than the minimum Fixed Charge Coverage Ratio level which is then applicable under Section 6.7(a) for such fiscal year;

(v)Parent Borrower shall have delivered to Administrative Agent (A) at least ten (10) Business Days (or such shorter period as may be agreed by Requisite Lenders) prior to such proposed acquisition, a Compliance Certificate evidencing compliance as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above, (B) a certification signed by an Authorized Officer of Parent Borrower that such acquisition is being made in compliance with the terms and conditions set forth in the definition of “Permitted Acquisition” and (C) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(vi)any Person or assets or division as acquired in accordance herewith (x) in the case of a Person, shall be organized under the laws of the United States or any State thereof, (y) shall be in the same or related business or lines of business in which Parent Borrower and/or its Subsidiaries are engaged as of the Closing Date and (z) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated operating income, depreciation, and amortization (calculated in substantially the same manner as Consolidated Adjusted EBITDA is calculated) during such period in excess of $0;

(vii)the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;

(viii)the aggregate consideration paid in respect of all such acquisitions during the term of this Agreement shall not exceed $2,500,000; and

(ix)after giving effect to such acquisition, Minimum Cash Balance shall be at least $5,000,000.

“Permitted Holders” means (i) Robert L. Johnson, (ii) Robert L. Johnson’s Controlled Investment Affiliates and (iii) AMC and its affiliates.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Priority Liens” means each of the Liens permitted pursuant to Sections 6.2(b), (c), (d), (e), (g), (i), (j), (l), (m), (o), (p) and (q).

“Permitted Service Agreement” means one or more agreements between Acorn Productions and any ACL Group member pursuant to which Acorn Productions provides services to such ACL Group member so long as (a) Parent Borrower shall have delivered to Administrative Agent a copy of each such agreement prior to the effectiveness thereof and (b) any such agreement is not prohibited by Section 6.11.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.1(c).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Parent Borrower and each Guarantor (other than any UK Credit Party) substantially in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix C, or such other office as such Person may from time to time designate in writing to Parent Borrower and each Lender.

“Private Side Communications” as defined in Section 10.1(d)(i).

“Private Siders” as defined in Section 10.1(d)(ii).

“Pro Rata Share” means with respect to all payments, computations and other matters relating to a Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender for a Class, by (b) the aggregate Term Loan Exposure of all Lenders of a Class.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure of that Lender for a Class by (B) an amount equal to the sum of the aggregate Term Loan Exposure of all Lenders of a Class.

“Projections” as defined in Section 4.8.

“Public Siders” as defined in Section 10.1(d)(ii).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Register” as defined in Section 2.4(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 14, 2016, by and between Parent Borrower and AMC.

“Regulation” as defined in Section 4.28.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any person, such person’s affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” has the meaning given to such term in Section 2.17.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure of a Class and representing more than 50% of the aggregate Term Loan Exposure of all Lenders of such Class; provided that, at any time there shall be three or fewer Lenders (other than if there is only one Lender or all Lenders are affiliated Lenders), “Requisite Lenders” shall mean “at least two unaffiliated Lenders having or holding Term Loan Exposure and representing more than 50% of the aggregate Term Loan Exposure of all Lenders of a Class”.

“Responsible Financial Officer” means, with respect to any Person, such Person’s chief financial officer, chief accounting officer, vice president of finance, treasurer or other officer with substantially the same authority and responsibility.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Parent Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or distribution payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Parent Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Parent Borrower or any of its Subsidiaries now or hereafter outstanding; (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, Subordinated Indebtedness, (v) payments with respect to any earn-out obligation or deferred purchase price in connection with any acquisition agreement (other than working capital adjustments); and (vi) payments in respect of the unsecured Indebtedness of Parent Borrower in existence on the Closing Date described on Schedule 6.1.

“RLJ Acquisition” means RLJ Acquisition, Inc., a Nevada corporation.

“RLJ Australia” means RLJ Entertainment Australia Pty Ltd., an Australian proprietary company limited by shares.

“RLJEL” means RLJ Entertainment Ltd, a private limited company organized under the laws of England and Wales with registration number 03889535.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctioned Person” means Person who is the subject of or implicated under an OFAC sanction program.

“Sanctions” as defined in Section 4.25.

“SEC” as defined in Section 10.1(d)(i).

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” as defined in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security over Shares Agreement” means that certain Security over Shares Agreement governed by the laws of England and Wales among Acorn and Administrative Agent dated on or about the date hereof, which shall be in form and substance reasonably acceptable to Administrative Agent.

“Senior Leverage Ratio” means, the ratio as of the last day of any Fiscal Year of (i) Consolidated Senior Secured Debt as of such date, to (ii) Consolidated Adjusted EBITDA for the Fiscal Year ending on such date.

“Shareholders’ Agreement” means the shareholders’ agreement relating to ACL, dated August 25, 1994 and made between, amongst others, Rosalind Margaret Clarissa Hicks, Matthew Caradoc Thomas Prichard, Booker PLC and ACL.

“Solvency Certificate” means a Solvency Certificate of a Responsible Financial Officer of Parent Borrower substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets taken as a going concern; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur debts beyond its ability to pay such debts as they become due in the ordinary course (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sony Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified), by and among Administrative Agent and Sony Pictures Home Entertainment Inc. or any of their applicable Affiliates and acknowledged by the Credit Parties.

“Sony Intercreditor Arrangements” means the Sony Intercreditor Agreement, the Sony Master Bailee Agreement, the Sony Master Bailee Termination Agreement and any other document of agreement reasonably requested by Administrative Agent from Sony Pictures Home Entertainment Inc. or any of their applicable Affiliates.

“Sony Master Bailee Agreement” means the Master Bailee Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified), by and among Administrative Agent, Sony Pictures Home Entertainment Inc. and each Credit Party party thereto.

“Sony Master Bailee Termination Agreement” means the Termination of Master Bailee Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified), by and among MCP Opportunities, LLC (as successor to McLarty Capital Partners SBIC, L.P.), Sony Pictures Home Entertainment Inc. and each Credit Party party thereto, evidencing the termination of the existing bailee arrangement entered into with MCP Opportunities, LLC (as successor to McLarty Capital Partners SBIC, L.P.).

“Sony Set-off Letter Agreements” means each letter agreement pursuant to which Sony Pictures Home Entertainment Inc. or any of their applicable Affiliates agrees to subordinate any invoiced amounts owing to it by a Credit Party, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified), by and among Sony Pictures Home Entertainment Inc., Administrative Agent and the applicable Credit Party.

“Sony Set-off Letter Terminations” means each of the termination letters evidencing the termination of the existing set-off letter arrangements entered into with MCP Opportunities, LLC (as successor to McLarty Capital Partners SBIC, L.P.), each dated as of the Closing Date (as amended, restated, supplemented or otherwise modified), and each by and among MCP Opportunities, LLC (as successor to McLarty Capital Partners SBIC, L.P.), Sony Pictures Home Entertainment Inc. and the applicable Credit Party.

“Specified Divestiture” means any of (i) a Change of Control (it being understood that a Change of Control shall constitute an Event of Default under Section 8.1(k)), (ii) a sale of all or substantially all of the assets of Parent Borrower or any of its Subsidiaries and (iii) a sale of any material portion of the assets of Parent Borrower or any of its Subsidiaries to the extent constituting an entire (or a substantial part of) a division or a line of business.

“Subject Transaction” as defined in Section 6.7(e).

“Subordinated Indebtedness” means any unsecured Indebtedness of Parent Borrower or its Subsidiaries incurred from time to time, including each Existing Seller Note, that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment (other than any payment, whether in cash or through the issuance of Common Stock, pursuant to the Existing Seller Notes), and does not have a final maturity, in each case, on or before the date that is six months after the Tranche B Term Loan Maturity Date (other than pursuant to the Existing Seller Notes), (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Credit Party in any material respect than any comparable covenant in this Agreement and is otherwise on terms and conditions reasonably acceptable to Administrative Agent and Collateral Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of the subordination are reasonably acceptable to Administrative Agent, Collateral Agent and the Requisite Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” or “Taxes” means any present or future federal, state, local or foreign tax (including, without limitation, income, license, profits, franchise, gross receipts, gross income, environmental, customs or customs duty, gains or capital gains, capital stock, severance, stamp or stamp duty, payroll, sales, employment, social security (or similar), inventory, premium, windfall profits, occupation, unemployment, disability, use, real property, personal property, ad valorem, transfer, registration, withholding, excise, medical device, excise, escheat or abandoned property, production, value added, occupancy, minimum, alternative or add-on minimum, estimated and other taxes), levy impost, duty, assessment, charge, deduction or withholding (including backup withholding) in the nature of a tax imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest or penalties thereon and any additional amounts with respect thereto.

“Tax Allocation” as defined in Section 2.15(h).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including elections, declarations, disclosures, claims for refunds, estimates and information returns) required to be filed with a taxing authority with respect to any Tax, including any schedules or attachment thereto, and including any amendment or supplement thereto.

“Term Loan” means each of the Tranche A Term Loan and the Tranche B Term Loan.

“Term Loan Commitment” means each of the Tranche A Term Loan Commitment and the Tranche B Term Loan Commitment.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of any Class of Lender; provided that, at any time prior to the making of any Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment for any Class.

“Term Loan Note” means each of the Tranche A Term Loan Note and the Tranche B Term Loan Note.

“Terminated Lender” has the meaning given to such term in Section 2.17.

“Title Policy” as defined in Section 5.11(c).

“Total Leverage Ratio” means, the ratio as of the last day of any Fiscal Year  of (i) Consolidated Total Debt as of such date, to (ii) Consolidated Adjusted EBITDA for the Fiscal Year ending on such date.

“Trade Announcements” as defined in Section 10.17.

“Tranche A Term Loan” means the bridge loan made by a Lender to Parent Borrower pursuant to Section 2.1(a).

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of the Tranche A Term Loan Commitments as of the Closing Date is $5,000,000.

“Tranche A Term Loan Maturity Date” means October 14, 2017.

“Tranche A Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Tranche B Term Loan” means the senior loan made by a Lender to Parent Borrower pursuant to Section 2.1(a).

“Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of the Tranche B Term Loan Commitments as of the Closing Date is $60,000,000.

“Tranche B Term Loan Maturity Date” means October 14, 2023.

“Tranche B Term Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, costs and expenses payable by Parent Borrower or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents (including the repayment in full of the Existing Indebtedness).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Credit Party” means each Credit Party incorporated in the United Kingdom, under the laws of England and Wales.

“UK Production Debt” means, with respect to any UK Production Entity, any Indebtedness of such UK Production Entity which is nonrecourse to the Credit Parties.  The aggregate unpaid principal amount of UK Production Debt on the Closing Date is £10,000,000.

“UK Production Entity” means any direct or indirect Subsidiary of Parent Borrower formed primarily for the purpose of the production of motion picture and television programming content or the mastering and offering of packaged media masters, including the creation of added content, artwork and other one-time value-added materials to prepare finished masters suitable for offer and sale to the public, in each case in the United Kingdom.

“UK Production Entity Group” means, with respect to any UK Production Entity, such UK Production Entity and any of its current and/or future Subsidiaries (excluding any direct Subsidiary of a Credit Party).

“UK Production Entity Inclusion Date” means, with respect to any UK Production Entity, the date on which each of the following has occurred, as determined by Administrative Agent in its reasonable discretion, (a) the UK Production Debt with respect to such UK Production Entity and all obligations in connection therewith have been repaid in full, (b) all documents governing such UK Production Debt shall have been terminated, (c) all Liens securing such UK Production Debt shall have been released or otherwise terminated, and (d) each member of the UK Production Entity Group shall have become a Guarantor hereunder to the extent required in accordance with Section 5.10 hereof and the Credit Parties shall have otherwise complied with Section 5.10 with respect to the UK Production Entity Group.

“Valuation Report” as defined in Section 5.1(l)(ii).

“Voidable Transfer” as defined in Section 10.23.

“Voting Agreement” means the Voting Agreement, dated as of August 19, 2016, by and among Parent Borrower, AMC, Robert L. Johnson, RLJ SPAC Acquisition, LLC, JH Investment Partners III, LP, JH Partners Evergreen Fund, LP, JH Investment Partners GP Fund III, LLC, Forrestal, LLC, Peter Edwards, Miguel Penella, Sudbury Capital Fund, LP, Van Sinclair, Morris Goldfarb, Tyrone Brown, Dayton Judd, and Mark Stevens.

“Waiver Agreements” means the Waiver Agreements, dated prior to the date hereof, between Parent Borrower and each of Wolverine Asset Management, LLC, Sudbury Capital Fund, LP, Robert L. Johnson, RLJ SPAC Acquisition LLC, Morris Goldfarb, Peter Edwards, JH Investment Partners III, LP, JH Partners Evergreen Fund, LP, JH Investment Partners GP Fund III, LLC, Forrestal, LLC, Twayab Rostom, Producers Sales Organization, Theodore S. Green, John Avagliano and Taylor Rettig.

“Warrants” means the three warrants entitling AMC to purchase an aggregate of 20,000,000 shares of Common Stock (or such greater number to the extent provided in the Warrant) to be delivered to, and registered in the name of, AMC on the Closing Date, which Warrant shall be exercisable in whole or in part immediately thereafter.

1.2Accounting Terms

.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; provided that, if Parent Borrower notifies Agent that Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Parent Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Parent Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lenders and Parent Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement.  Financial statements and other information required to be delivered by Parent Borrower to Lender pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3Pro Forma Calculations

.  Solely for purposes of determining whether any action is otherwise permitted to be taken under Section 6 (other than determining compliance with Section 6.7), Consolidated Adjusted EBITDA shall be measured as of the end of the applicable Fiscal Quarter for the four consecutive Fiscal Quarter period then ending, and shall be calculated on a pro forma basis as if the subject action had occurred at the beginning of such four Fiscal Quarter period.

1.4Interpretation, Construction, etc

.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  References to agreements (including this Agreement) or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time to the extent not prohibited herein.  Any reference herein to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Term Loans, together with the payment of any premium applicable (including any Applicable Prepayment Premium) to the repayment of the Term Loans, (ii) all costs and expenses that have accrued for the account of the Agents, Lenders, their respective affiliates or any of them and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Credit Document and are unpaid, (b) the receipt by Agents of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to any Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorney’s fees and legal expenses), such cash collateral to be in such amount as any Agent reasonably determines is appropriate to secure such contingent Obligations and (c) the termination of all of the Term Loan Commitments of all Lenders.

Section 2.TERM LOANS

2.1Term Loans

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(a)Term Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, Term Loans to Parent Borrower in an amount equal to such Lender’s Term Loan Commitment.  Parent Borrower may make only one borrowing under the Term Loan Commitment, which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.8, 2.9 and 2.10, all outstanding amounts owed hereunder with respect to (i) the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date and (ii) the Tranche A Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date.  Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b)Borrowing Mechanics for Term Loans.

(i)Parent Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three (3) Business Days prior to the Closing Date with respect to the Term Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)Each Lender shall make its Term Loan available to Administrative Agent not later than 10:30 am (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.

(iii)Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Parent Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to any account of Parent Borrower as may be designated in writing to Administrative Agent by Parent Borrower.

2.2Pro Rata Shares

. All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby; provided that, the failure of any Lender to make a Term Loan requested hereunder or purchase a participation required hereby shall not in itself relieve any other Lender of its obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

2.3Use of Proceeds

.  The proceeds of the Term Loans shall be applied by Parent Borrower on the Closing Date to repay the Existing Indebtedness in full, to pay all interest, premiums, fees and other amounts due and payable in respect thereof and to pay expenses in connection therewith, and for working capital and general corporate purposes of Parent Borrower and its Subsidiaries.  No portion of the proceeds of any Term Loans shall be used in any manner that causes or might cause such Term Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any regulation thereof.

2.4Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes

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(a)Lenders’  Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Parent Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Parent Borrower, absent manifest error; provided that, the failure to make any such recordation, or any error in such recordation, shall not affect Parent Borrower’s Obligations in respect of any Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amounts and stated interest of the Term Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Parent Borrower and shall be provided to each Lender (with respect to any entry relating to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Term Loans, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Parent Borrower and each Lender, absent manifest error; provided that, Administrative Agent may correct any failure to make any such recordation or any error in such recordation without compromising Parent Borrower’s Obligations in respect of any Term Loan.  Parent Borrower hereby designates the entity serving as Administrative Agent to serve as Parent Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4 and Section 10.6, and Parent Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)Term Loan Notes.  If so requested by any Lender by written notice to Parent Borrower (with a copy to Administrative Agent), Parent Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted successor or assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Parent Borrower’s receipt of such notice) Term Loan Notes to evidence such Lender’s Term Loans.

2.5Interest on Term Loans

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(a)Except as otherwise set forth herein, the Tranche A Term Loans shall bear interest on the unpaid outstanding principal amount thereof from the Closing Date through repayment (whether by acceleration or otherwise) thereof at 7.00% per annum to be paid as follows:

(i)400 basis points of such interest on the Tranche A Term Loans to be paid in cash; and

(ii)the remaining 300 basis points of such interest on the Tranche A Term Loans to be paid in shares of Common Stock, with the number of shares to be calculated based on a value of $3.00 per share of Common Stock.

(b)Except as otherwise set forth herein, the Tranche B Term Loans shall bear interest on the unpaid outstanding principal amount thereof from the Closing Date through repayment (whether by acceleration or otherwise) thereof at 6.00% per annum to be paid as follows:

(i)400 basis points of such interest on the Tranche B Term Loans to be paid in cash; and

(ii)the remaining 200 basis points of such interest on the Tranche B Term Loans to be paid in shares of Common Stock, with the number of shares to be calculated based on a value of $3.00 per share of Common Stock.

(c)Interest payable pursuant to Sections 2.5(a) and (b) shall be computed on the basis of a 360-day year and actual days elapsed.  In computing interest on any Term Loan, the date of the making of such Term Loan shall be included, and the date of payment of such Term Loan shall be excluded; provided that, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(d)Except as otherwise set forth herein, interest on each Term Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued but unpaid on the amount being prepaid; and (iii) at maturity, including final maturity of the Term Loans.

2.6Default Interest

.  Upon the occurrence and during the continuance of any Default or Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand in cash at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans or any such interest, fees and other amounts (the “Default Rate”).  Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.7

2.7Fees.  Parent Borrower agrees to pay Administrative Agent a fee equal to $25,000 per annum, to be paid within thirty days after the last day of any Fiscal Year in which AMC did not hold 100% of the Term Loan on each day of such Fiscal Year.

2.8Scheduled Payments

.  Parent Borrower hereby unconditionally promises to pay directly to each Lender its Pro Rata Share of the principal amount of the Tranche B Term Loans, together with accrued and unpaid interest on such payment amount, (i) on October 14, 2021, an amount equal to $15,000,000 of the aggregate principal amount of the Tranche B Term Loans advanced on the Closing Date, (ii) on October 14, 2022, an amount equal to $30,000,000 of the aggregate principal amount of the Tranche B Term Loans advanced on the Closing Date (each such payment in clauses (i) and (ii) hereof, an “Installment”) and (iii) on the Tranche B Term Loan Maturity Date, the aggregate principal amount of all Tranche B Term Loans outstanding on such date.  Notwithstanding the foregoing, (x) such Installments shall be reduced, in accordance with each Lender’s Pro Rata Share, in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with Sections 2.9, 2.10 and 2.11, as applicable; and (y) the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche B Term Loan Maturity Date.

2.9Voluntary Prepayments / Prepayment Premium

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(a)Subject to Section 2.9(c), at any time and from time to time Parent Borrower may prepay any such Term Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.14(a)).

(b)All such prepayments shall be made upon not less than ten (10) Business Days’ prior written notice, in each case given to Administrative Agent by 11:00 a.m. (New York City time) on the date required. Promptly following receipt of any such notice, Administrative Agent shall advise Lenders of the contents thereof. Each such notice shall be irrevocable and the principal amount of the Term Loans of the Class specified in such notice shall become due and payable on the prepayment date specified therein; provided, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a  refinancing or another specified event, or is otherwise conditioned upon the occurrence of an event, such notice of prepayment may be revoked by Parent Borrower (by notice to Administrative Agent on or prior to the specified prepayment date) if the financing is not consummated or such other specified event (as the case may be) has not occurred.  Any such voluntary prepayment shall be applied as specified in Section 2.11(a). Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.5.

(c)In the event all or any portion of the Tranche B Term Loans are repaid or prepaid for any reason (including as a result of mandatory prepayment, voluntary prepayment, payments following an acceleration of Term Loans or after a Default or Event of Default or in connection with an assignment by a Non-Consenting Lender pursuant to Section 2.17) then the amount repaid or prepaid or assigned shall be accompanied by the payment of the Applicable Prepayment Premium (if any) payable in connection with such repayment; provided that, the Applicable Prepayment Premium shall not apply to any mandatory prepayment pursuant to Section 2.10(d) made prior to a Default or Event of Default occurring.

2.10Mandatory Prepayments

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(a)Asset Sales.  No later than five (5) Business Days following the date of receipt by Parent Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Parent Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Parent Borrower shall have the option, directly or through one or more Subsidiaries, to invest such Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in long-term productive assets (excluding capital expenditures) of the general type used in the existing lines of business of Parent Borrower if such assets are purchased or constructed  within one hundred eighty (180) days following receipt of such Net Asset Sale Proceeds; provided further that to the extent such Net Asset Sale Proceeds result from Collateral, Parent Borrower will reinvest such Net Asset Sale Proceeds in Collateral; provided further, pending any such reinvestment such Asset Sale Reinvestment Amounts shall be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Administrative Agent.  In the event that the Asset Sale Reinvestment Amounts are not reinvested prior to the last day of such one hundred eighty (180) day period, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.11(b); provided, that, notwithstanding the foregoing, in no event shall Parent Borrower be entitled to invest any such Net Asset Sale Proceeds of any Specified Divestiture pursuant to this Section 2.10(a) and, for the avoidance of doubt, no Net Asset Sale Proceeds of any Specified Divestiture shall constitute Asset Sale Reinvestment Amounts.

(b)Insurance/Condemnation Proceeds.  No later than five (5) Business Days following the date of receipt by Parent Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Parent Borrower shall prepay the Term Loans as set forth in Section 2.11(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, Parent Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such aggregate Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof to repair, restore or replace the assets used in existing lines of business of the Parent Borrower and that gave rise to such Net Insurance/Condemnation Proceeds.

(c)Issuance of Debt.  On the date of receipt by Parent Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Parent Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Parent Borrower shall prepay the Term Loans as set forth in Section 2.11(b) in an aggregate amount equal to 100% of such proceeds.

(d)Use of Proceeds from Exercise of Warrants.  In the event Parent Borrower receives Cash proceeds pursuant to the exercise of warrants of Parent Borrower, whether any such warrants are the Warrants or warrants held by any other holder, Parent Borrower shall, at the Administrative Agent’s option, within one (1) Business Day of receipt of such proceeds, prepay the Term Loans as set forth in Section 2.11(b) in an aggregate amount equal to 100% of such proceeds; provided, that any such prepayments made at the Administrative Agent’s option pursuant to this Section 2.10(e) shall not trigger payment by Parent Borrower of any Applicable Prepayment Premium.

(e)Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.10(a) through 2.10(d), Parent Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds and any fees required to be paid in connection therewith, as the case may be.  In the event that Parent Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Parent Borrower shall promptly make an additional prepayment of the Term Loans, and Parent Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.11Application of Prepayments/Reductions

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(a)Application of Voluntary Prepayments to Term Loans.  Any voluntary prepayments of a Class of Term Loans pursuant to Section 2.9 shall be applied as follows unless the post-default waterfall set forth in Section 2.12(h) is in effect:

first, to the payment of all fees, and all expenses specified in Section 10.2, to the full extent thereof;

second, ratably, to the payment of any unpaid interest accrued at the Default Rate, if any;

third, ratably, to the payment of any accrued but unpaid interest (other than Default Rate interest);

fourth, to the payment of the fees payable pursuant to Section 2.7, if any; and

fifth, ratably, to prepay Term Loans; provided that, in the case of the Tranche B Term Loans, such prepayment shall be applied to the remaining scheduled Installments of principal of the Tranche B Term Loans in inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Tranche B Term Loan Maturity Date shall constitute an Installment).

(b)Application of Mandatory Prepayments to Term Loans.  Any mandatory prepayments of Term Loans pursuant to Section 2.10 shall be applied as follows unless the post-default waterfall set forth in Section 2.12(h) is in effect:

first, to the payment of all fees and all expenses specified in Section 10.2, to the full extent thereof;

second, ratably, to the payment of any unpaid interest accrued at the Default Rate on the Tranche A Term Loans, if any;

third, ratably, to the payment of any unpaid interest accrued on the Tranche A Term Loans (other than Default Rate interest);

fourth, ratably, to prepay the Tranche A Term Loans;

fifth, ratably, to the payment of any unpaid interest accrued at the Default Rate on the Tranche B Term Loans, if any;

sixth, ratably, to the payment of any accrued but unpaid interest on the Tranche B Term Loans (other than Default Rate interest);

seventh, to the payment of the fees payable pursuant to Section 2.7, if any; and

eighth, ratably, to prepay Tranche B Term Loans by being applied to the remaining scheduled Installments of principal of the Tranche B Term Loans in inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Tranche B Term Loan Maturity Date shall constitute an Installment);

provided, that any Lender may elect, by written notice to Administrative Agent and Parent Borrower at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Lender that initially accepted such prepayment and any amounts rejected by such Lenders shall be retained by Parent Borrower.

2.12General Provisions Regarding Payments

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(a)On the Tranche B Term Loan Maturity Date, all of the Obligations with respect to the Tranche B Term Loans shall immediately become due and payable without notice or demand and Parent Borrower shall be required to repay all of such Obligations in full.

(b)On the Tranche A Term Loan Maturity Date, all of the Obligations with respect to the Tranche A Term Loans shall immediately become due and payable without notice or demand and Parent Borrower shall be required to repay all of such Obligations in full.

(c)All payments of principal, interest, fees and other Obligations payable in cash shall be made in Dollars in immediately available funds, without defense, recoupment, deduction, setoff or counterclaim, free of any restriction or condition, and delivered to each Lender in accordance with such Lender’s Pro Rata Share of such payment, not later than 2:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds at such location or bank account as may be designated by such Lender from time to time in writing to Parent Borrower and Administrative Agent; funds received by any Lender after that time on such due date shall be deemed to have been paid on the next Business Day.

(d)All payments of interest payable in Common Stock shall be made by Parent Borrower by issuing such Common Stock to each Lender in accordance with such Lender’s Pro Rata Share of such payment, representing such shares in book-entry form on the books and records of Parent Borrower’s shares transfer agent and registered to Cede & Co. or such other nominee as may be designated by DTC and recording such transfer to DTC on the date due.  Parent Borrower shall not be obligated to issue fractional shares and any fractional share shall be rounded upward to the nearest whole number.  In advance of each Interest Payment Date, Parent Borrower shall take all action necessary under applicable law to deliver the Common Stock.  The Common Stock issuable at each Interest Payment Date shall be recorded by Parent Borrower’s shares transfer agent to DTC in accordance with DTC’s standard timing and procedures and as directed by the Administrative Agent and a notice of completion of share transfer shall be provided to Administrative Agent.

(e)If any payment shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest.

(f)All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of the cash component of accrued but unpaid interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied first, to the payment of interest then due and payable and second, to principal.

(g)Lenders shall deem any payment by or on behalf of Parent Borrower hereunder payable in Dollars that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Lenders until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Each applicable Lender shall give prompt telephonic notice (confirmed in writing) to Administrative Agent and Parent Borrower if any payment is non-conforming.  Any non-conforming payment that is not promptly converted into a payment acceptable to the Administrative Agent pursuant to the requirements of this Section 2.12(g) may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(h)If an Event of Default shall have occurred and not otherwise been waived, all payments made hereunder or under any other Credit Document shall be remitted to Administrative Agent and all payments or proceeds received by any Agent hereunder or under any other Credit Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:  first, to the payment of all costs and expenses of such sale, collection or other realization, including the reasonable out-of-pocket costs and expenses of each Agent (including the reasonable fees, expenses and disbursements of their respective counsel and agents) and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof, and to the payment of any and all other indemnities or costs that constitute Obligations then due to any Agent under any Credit Document, until paid in full; second, to pay any fees then due to the Agents (ratably among them) under the Credit Documents until paid in full; third, ratably, to pay any costs, expenses or indemnities then due to any of the Lenders under the Credit Documents until paid in full; fourth, to pay any fees or premiums (including any fees payable pursuant to Section 2.7) then due to any of the Agents or Lenders under the Credit Documents until paid in full; fifth, ratably, to pay interest accrued in respect of the Term Loans until paid in full, sixth, ratably to pay the principal of all Term Loans until the principal of the Term Loans is paid in full; provided that, in the case of the Tranche B Term Loans, such prepayment shall be applied to the remaining scheduled Installments of principal of the Tranche B Term Loans in inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Tranche B Term Loan Maturity Date shall constitute an Installment); seventh, to the payment of all other Obligations; and eighth, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.  For purposes of this Section 2.12(h), “paid in full” of a type of Obligation means payment in cash or immediately available funds or Common Stock of all amounts then owing on account of such type of Obligation, as applicable, including interest accrued after the commencement of any insolvency proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any insolvency proceeding.

2.13Ratable Sharing

.  Lenders hereby agree among themselves that, except as otherwise provided in this Agreement with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents or under any separate agreement in writing among all of Lenders and the Agents as to any such payment or reduction (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Parent Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Parent Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Parent Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14Increased Costs; Capital Adequacy

.

(a)Compensation For Increased Costs and Taxes.  In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes, (C) Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes and that are imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document)) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Parent Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Parent Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity), then from time to time, within five (5) Business Days after receipt by Parent Borrower from such Lender of the statement referred to in the next sentence, Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Such Lender shall deliver to Parent Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)For purposes of this Section 2.14 and for all other purposes pursuant to this Agreement, it is agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives made thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States or foreign regulatory authority, shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective.

2.15Taxes; Withholding, etc.

(a)Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b)Withholding of Taxes.  Parent Borrower shall notify Administrative Agent of any requirement by law to make any deduction or withholding from any sum payable by any Credit Party hereunder or under any other Credit Document on account of any Tax as soon as Parent Borrower becomes aware of such requirement.  If, as determined in the good faith discretion of Administrative Agent, any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent under any of the Credit Documents:  (i) Parent Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the relevant deduction or withholding includes any Indemnified Taxes, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding for any Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction or withholding for any Indemnified Taxes been required or made; and (iii) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause

(i) above to pay, Parent Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the Governmental Authority.

(c)Payment of Other Taxes.  The Credit Parties shall timely pay to any relevant Governmental Authority, any other Taxes, or at the option of the Administrative Agent and upon Administrative Agent’s delivery to Parent Borrower of evidence of payment for Other Taxes reasonably satisfactory to Parent Borrower, timely reimburse Administrative Agent for the payment of Other Taxes.  As soon as practicable after any payment of Other Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to Administrative Agent evidence of such payment reasonably satisfactory to Administrative Agent.

(d)Indemnification by Credit Parties.  The Credit Parties shall jointly and severally indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by Administrative Agent or any Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Parent Borrower by a Lender or Administrative Agent shall be conclusive absent manifest error.

(e)Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h) relating to the maintenance of a Participant Register and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders.  Any Lender that is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to Administrative Agent for transmission to Parent Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Agent or Parent Borrower), one executed original of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal back-up withholding tax.  Each Non-U.S. Lender that is entitled to a reduction or exemption from United States withholding tax shall deliver to Administrative Agent for transmission to Parent Borrower, on or prior to the Closing Date (or date in which it becomes a party to this Agreement) either:  (i) one original of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Parent Borrower, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with one original of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Parent Borrower.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section

2.15(f) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Parent Borrower one new original of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate Regarding Non-Bank Status and one original of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation reasonably requested by Parent Borrower as will enable the Parent Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements, or notify Administrative Agent and Parent Borrower of its inability to deliver any such forms, certificates or other evidence.

(g)If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Parent Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Parent Borrower or Administrative Agent as may be necessary for the Parent Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)Allocation.  Administrative Agent shall determine the amounts to be allocated for U.S. federal tax purposes to the Tranche A Term Loan, to the Tranche B Term Loan and to the Warrants (such allocations, the “Tax Allocations”), and upon making such determination shall provide such Tax Allocations to the Parent Borrower.  Parent Borrower and its Affiliates, Administrative Agent and its affiliates, and each Lender, agree that they will each calculate the original issue discount arising from the amounts advanced pursuant to this Agreement based on such Tax Allocations and make their respective tax determinations and filings consistent therewith, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986 (as amended).  Notwithstanding anything to the contrary in this Agreement, this Section 2.15(h) shall survive until at least 90 days after the expiration of the relevant statute of limitations.

(i)Survival.  Each party’s indemnification obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.16Obligation to Mitigate

.  Each Lender (other than AMC and its affiliates) shall, after an officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.14, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans through another office of such Lender, or (b) take such other reasonable measures, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14 or 2.15 would be materially reduced and if, as determined by such Lender in its good faith business discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided that, such Lender will not be obligated to utilize such other office or take any action pursuant to this Section 2.16 unless Parent Borrower agrees to pay all out-of-pocket expenses incurred by such Lender as a result of utilizing such other office or taking such action as described above.  A certificate as to the amount of any such expenses payable by Parent Borrower pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Parent Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.17Removal or Replacement of a Lender

.  Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Parent Borrower that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Parent Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained (provided that, this Section 2.17 shall not apply to any amendment, modification, termination, waiver or consent that treats a Lender differently or disproportionately as compared to the other Lenders); then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Parent Borrower and/or Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Parent Borrower to remove such Increased-Cost Lender), by giving written notice to Parent Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided that, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.5; (2) on the date of such assignment, Parent Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14 or 2.15; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. This Section 2.17 shall not apply to AMC or its affiliates as Lender and in no event shall AMC or any of its affiliates be designated as a Terminated Lender.

Section 3.CONDITIONS PRECEDENT

3.1Conditions Precedent

.  The obligation of each Lender to make Term Loans hereunder on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived) as determined by the Administrative Agent and Lenders in their sole discretion:

(a)Credit Documents.  Administrative Agent shall have received copies of this Agreement and each other Credit Document executed and delivered by each applicable Credit Party and each other Person party thereto.

(b)Organizational Documents; Incumbency.  Administrative Agent shall have received (i) copies of each Organizational Document of each Credit Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Person executing any Credit Documents; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by such Credit Party’s secretary or an assistant secretary or other Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority (x) of each Credit Party’s jurisdiction of incorporation, organization or formation and (y) in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date, except, in the case of subclause (y) where failure to so qualify would not reasonably be expected to result in a Material Adverse Effect; and (v) such other documents as Administrative Agent may reasonably request; provided that, with respect to any Credit Party on the Closing Date that is a Foreign Subsidiary, in lieu of delivery of the items set forth in clauses (i) through (iv) above, such Credit Party shall deliver a customary director’s certificate, including customary attachments thereto.

(c)Organizational and Capital Structure.  The organizational structure and capital structure of Parent Borrower and its Subsidiaries shall be as set forth on Schedule 4.1, and such capital structure shall be satisfactory to Administrative Agent.

(d)Transactions.  On the Closing Date, the following transactions shall have been consummated or, substantially simultaneously with the borrowing of the Term Loans on the Closing Date, shall be consummated:

(i) Parent Borrower and its Subsidiaries shall have (w) repaid in full all Existing Indebtedness, (x) terminated any commitments to lend or make other extensions of credit under such Existing Indebtedness, (A) delivered to Administrative Agent all documents or instruments requested by Administrative Agent or necessary to release all Liens securing Existing Indebtedness or other obligations of Parent Borrower and its Subsidiaries thereunder (including, without limitation, (B) a fully executed copy of a payoff letter in respect of such Existing Indebtedness in form and substance reasonably acceptable to Administrative Agent, (y) (A) UCC-3 financing statements and MR04 forms, in each case, in proper form for filing, and (B) fully executed copies of terminations of deposit account control agreements, intellectual property security agreements or third party subordination and/or landlord access agreements) and (z) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding under the Existing Indebtedness for the account of Parent Borrower and its Subsidiaries;

(ii)the issuance and delivery of the Warrants to AMC;

(iii)the affirmative vote of Shareholders of Parent Borrower as contemplated by the Investment Agreement; and

(iv)all other items required by the Investment Transactions.

(e)Conditions Relating to Common Stock.  Prior to the Closing Date, Parent Borrower has:

(i)reserved for issuance a sufficient number of shares of Common Stock for payment of all interest pursuant to Section 2.5 through the Tranche B Term Loan Maturity Date with its shares transfer agent, and has provided evidence of such reserve to the Lenders;

(ii)taken all corporate actions required to deliver Common Stock pursuant to Section 2.5;

(iii)executed a supplemental listing application with NASDAQ or if the Common Stock is not then listed on NASDAQ, the Common Stock shall have received all approvals necessary for inclusion on such other trading market as the Common Stock may then be listed or traded; and

(iv)received any other required approvals in order to issue shares of Common Stock in connection with its interest payment obligations pursuant to Section 2.5, including any requirements of NASDAQ (or other applicable trading market) and DTC.

(f)Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or reasonably advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance satisfactory to Administrative Agent.

(g)Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected and continuing First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i)the fully executed Pledge and Security Agreement;

(ii)the fully executed Sony Intercreditor Agreement, the Sony Master Bailee Agreement, the Sony Master Bailee Termination Agreement, the Sony Set-Off Letter Agreements and the Sony Set-Off Letter Terminations;

(iii)the Existing Seller Notes Subordination Agreements executed by each of the parties to Existing Seller Notes as of the Closing Date and listed on Schedule 6.1;

(iv)evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents, as applicable, to the extent required hereby and thereby (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities and instruments and chattel paper as provided therein);

(v)a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(vi)the fully executed Intercompany Note evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b);

(vii)the fully executed Non-U.S. Security Documents, including: (A) the Master Debenture, (B) the Security over Shares Agreement; and (C) Charge over Intellectual Property and any notices or documents required to be provided or executed under the terms of each of the foregoing Non-U.S. Security Documents;

(viii)fully executed Intellectual Property Security Agreements, in proper form for filing or recording in the United States Patent and Trademark Office and the United States

Copyright Office, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2 to the Pledge and Security Agreement;

(ix)certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, fully executed recordal applications in respect of any Intellectual Property registrable in the United Kingdom or European Union, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any Credit Party is organized or maintains its chief executive office and such other searches that are required by the Collateral Questionnaire or that Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens or any other Liens acceptable to Collateral Agent);

(x)evidence acceptable to Collateral Agent of payment or arrangements for payment by the Credit Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents; and

(xi)evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) required by Collateral Agent.

(h)Financial Statements; Projections.  Lenders shall have received from Parent Borrower (i) the Historical Financial Statements and (ii) the Projections.

(i)Evidence of Insurance.  Collateral Agent shall have received a certificate from Parent Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, in each case, in form and substance satisfactory to Collateral Agent, and each of which shall be endorsed or otherwise amended to include a “standard” or “New York”  loss payable or mortgagee endorsement (as applicable) and shall name Collateral Agent, on behalf of the Secured Parties, as additional insured or loss payee, in form and substance satisfactory to Collateral Agent.

(j)Opinions of Counsel to Credit Parties.  Lenders shall have received executed copies of the written opinions of Arent Fox LLP, as New York, Delaware, California and District of Columbia counsel, Kolesar & Leatham, as Nevada counsel and Foot Anstey LLP, as U.K. counsel for Credit Parties, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date, and in form and substance satisfactory to Administrative Agent.

(k)Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the chief executive officer or a Responsible Financial Officer of Parent Borrower, dated as of the Closing Date, and addressed to Administrative Agent and Lenders, substantially in the form of Exhibit F-2, certifying that immediately after giving effect to the refinancing of the Existing Indebtedness and the consummation of the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, each Credit Party is and will be Solvent.

(l)Closing Date Certificate. A Responsible Financial Officer of Parent Borrower shall have delivered an originally executed Closing Date Certificate, together with all attachments thereto,

executed by an Authorized Officer of Parent Borrower representing and warranting that, as of the Closing Date, the conditions set forth in Section 3.1(c), (m), (n), (o), (p), (q), (t) and (u)  have been satisfied.

(m)No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the knowledge of any Credit Party, threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate: (i) impairs the refinancing of the Existing Indebtedness, (ii) prohibits, limits, restrains or impairs the making of the Term Loans or the rights of the Lenders under this Agreement or the related Investment Transaction Documents or any of the other transactions contemplated by the Credit Documents, (iii) prohibits, limits, retains or impairs the grant by the Parent Borrower of a First Priority Lien on the Collateral in favor of Collateral Agent, on behalf of the Secured Parties, or (iv) that could have a Material Adverse Effect.

(n)No Material Adverse Effect.  Since December 31, 2015, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(o)Cash.  On the Closing Date, and immediately after giving effect to the Term Loans to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Cash-on-hand of Credit Parties is equal to or greater than $1,000,000.

(p)Minimum EBITDA.  Consolidated Adjusted EBITDA calculated on a pro forma basis (after giving effect to the Term Loans to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash) for the twelve month period ended March 31, 2016 shall be at least $12,000,000.

(q)Maximum Leverage Ratio.  The (i) Total Leverage Ratio calculated on a pro forma basis (after giving effect to the Term Loans to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash) as of March 31, 2016 shall not be greater than 6.75:1.00 and (ii) Senior Leverage Ratio calculated on a pro forma basis (after giving effect to the Term Loans to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash) as of March 31, 2016 shall not be greater than 6.00:1.00.

(r)USA PATRIOT Act.  At least 10 days prior to the Closing Date, Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act.

(s)Funding Notice. Administrative Agent shall have received a fully executed  Funding Notice.

(t)Representations and Warranties. Immediately before and immediately after giving effect to the Term Loans, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(u)No Default. As of the Closing Date, no event shall have occurred and be continuing or would immediately result from the consummation of the Term Loans that would constitute an Event of Default or a Default.

(v)Investment Transaction Documents.  Lenders shall have received copies of all of the Investment Transaction Documents executed and delivered by each applicable Credit Party.

Section 4.REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make the Term Loans, each Credit Party represents and warrants to each Agent and Lender the following statements are true and correct:

4.1Organization; Requisite Power and Authority; Qualification

.  Each of Parent Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect, is qualified to do business and in good standing in every jurisdiction wherever necessary to carry out its business and operations.

4.2Capital Stock and Ownership

.  The Capital Stock of each of Parent Borrower, its Subsidiaries and ACL has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Parent Borrower, any of its Subsidiaries or ACL is a party requiring, and there is no membership interest or other Capital Stock of Parent Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Parent Borrower, any of its Subsidiaries or ACL of any additional membership interests or other Capital Stock of Parent Borrower, any of its Subsidiaries or ACL or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Parent Borrower, any of its Subsidiaries or ACL.  Schedule 4.2 correctly sets forth the ownership interest of Parent Borrower, each of its Subsidiaries in their respective Subsidiaries and ACL as of the Closing Date.

4.3Due Authorization

.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate action or similar proceedings (including, without limitation, approval by the board of directors, shareholders, members or partners) on the part of each Credit Party that is a party thereto.

4.4No Conflict

.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any material law or any material governmental rule or regulation applicable to Parent Borrower or any of its Subsidiaries, any of the Organizational Documents of Parent Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Parent Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or any other material Contractual Obligation of Parent Borrower or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Parent Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract or other material Contractual Obligation of Parent Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and are in full force in effect.

4.5Governmental Consents

.  The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for required reports pursuant to the Exchange Act and filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6Binding Obligation; Perfected Liens

.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  Collateral Agent’s Liens are validly created and, upon taking the actions described in Schedule 4.6 will be perfected and continuing First Priority Liens (subject only to Permitted Priority Liens).

4.7Historical Financial Statements

.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Neither Parent Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes outside the ordinary course of business, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Parent Borrower and any of its Subsidiaries taken as a whole.  During the period from December 31, 2015, to and including the Closing Date, there has been no disposition by Parent Borrower or any of its Subsidiaries of any material part of its business or property.

4.8Projections

.  On and as of the Closing Date, the Projections of Parent Borrower and its Subsidiaries for the period of the Fiscal Year of Parent Borrower ending December 31, 2016 through and including the Fiscal Year of Parent Borrower ending December 31, 2021, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Parent Borrower; provided that, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Parent Borrower believed that the Projections were reasonable and attainable.

4.9No Material Adverse Change

.  Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10No Restricted Junior Payments

.  Since December 31, 2015, neither Parent Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11Adverse Proceedings, etc

.  There are no Adverse Proceedings against Parent Borrower or any of its Subsidiaries, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Parent Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Schedule 4.11 sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $500,000 that, as of the Closing Date, is pending or, to the knowledge of any Credit Party, threatened in writing against a Credit Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Credit Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.12Payment of Taxes; Controlled Foreign Corporation

.  Except as otherwise permitted under Section 5.3, all Tax Returns of Parent Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes, shown on such Tax Returns to be due and payable and all, assessments, fees and other governmental charges upon Parent Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Parent Borrower knows of no proposed tax assessment of any deficiency against Parent Borrower or any of its Subsidiaries which is not being actively contested by Parent Borrower or such Subsidiary in good faith and by appropriate proceedings and for which adequate reserves or other appropriate provisions, if any, as required in conformity with GAAP, have been made or provided therefor.  Except as set forth in Schedule 4.12, no Credit Party or wholly-owned Foreign Subsidiary thereof is, or, upon the consummation of the transaction contemplated hereby, by any Credit Document or any related agreements, will be a CFC for U.S. federal income tax purposes.

4.13Properties

.

(a)Title.  Each of Parent Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)Real Estate.  As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Parent Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)Intellectual Property.  Each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it and material to such Credit Party’s business.  Each issued or applied-for patent, registered or applied-for trademark, and registered or applied-for copyright owned by any Credit Party on the Closing Date is listed, together with application or registration numbers, as applicable, on Schedule 4.13(c).  Each Credit Party conducts its business and affairs without infringement of any Intellectual Property of any other Person that could reasonably be expected to result in liabilities, individually or in the aggregate, in excess of, $500,000 or that otherwise could reasonably be expected to result in a Material Adverse Effect.  No Credit Party is aware of any material infringement claim by any other Person that is pending or threatened in writing against any Credit Party with respect to any material Intellectual Property owned or licensed by such Credit Party.

4.14Environmental Matters

.  Neither Parent Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Parent Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of Parent Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Parent Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Parent Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Parent Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Parent Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  No event or condition has occurred or is occurring with respect to Parent Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15No Defaults

.  Neither Parent Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16Material Contracts

.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, together with any updates provided pursuant to Section 5.1(j), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.16 or in such updates).  Each Credit Party has sufficient right, title and interest in its Intellectual Property (including both rights under copyright and ownership of or access to physical materials relating thereto) to enable it (i) to enter into and perform all of the Material

Contracts to which it is a party and (ii) to charge, earn, realize and retain all fees and profits to which such Credit Party is entitled thereunder.

4.17Governmental Regulation

.  Neither Parent Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Parent Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18Margin Stock

.  Neither Parent Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Term Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19Employee Matters

.  Neither Parent Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Parent Borrower or any of its Subsidiaries, or to the best knowledge of any Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Parent Borrower or any of its Subsidiaries or to the best knowledge of any Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or, to the best knowledge of any Credit Party, threatened against Parent Borrower or any of its Subsidiaries, and (c) to the best knowledge of any Credit Party, no union representation question existing with respect to the employees of Parent Borrower or any of its Subsidiaries and, to the best knowledge of any Credit Party, no union organization activity that is taking place, except with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

4.20Employee Benefit Plans

.  Parent Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA, and the Internal Revenue Code and, in each case, the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, in each case, in all material respects.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the best knowledge of any Credit Party, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability under Title IV of ERISA to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by Parent Borrower, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  There are no pending or, to the knowledge of Parent Borrower or any of its Subsidiaries, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.  None of Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates that would reasonably be expected to result in a material liability to Parent Borrower or any of its Subsidiaries.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Parent Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Parent Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Parent Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.  No UK Credit Party nor any of its Subsidiaries is or has at any time (a) been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b) been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

4.21Certain Fees

.  No broker or finder brought about the obtaining, making or closing of the Term Loans, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees with respect hereto or any of the transactions contemplated hereby.

4.22Solvency

. On the Closing Date, after giving effect to the borrowing of the Term Loans, each Credit Party is and will be Solvent.

4.23Compliance with Statutes, etc.

  Each of Parent Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Parent Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Credit Party holds, in full force and effect, all Governmental Authorizations required under applicable law necessary to conduct its business.  There are no such Governmental Authorizations held in the name of any Person (other than a Credit Party) on behalf of any of the Credit Parties.  Since December 31, 2015, no Credit Party has received any written notice or any communication (including, without limitation, any oral communication) from any Governmental Authority alleging that such Credit Party is not in compliance with applicable law or threatening the security, force and effect of any Governmental Authorizations issued to such Credit Party, except as would not reasonably be expected to have a Material Adverse Effect.

4.24Disclosure

.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Parent Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Parent Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.25OFAC and Money Laundering Laws

.  Each Credit Party and each of its Subsidiaries is in compliance, in all material respects, with all applicable law (a) administered and enforced in whole or in part by OFAC, or (b) otherwise relating to the enforcement of economic and trade sanctions based on the United States foreign policy and national security goals, including, but not limited to, the Trading with the Enemy Act and the International Emergency Economic Powers Act, in each case, as amended from time to time (collectively, “Sanctions”).  No Credit Party nor any of its Subsidiaries (x) is a Sanctioned Person; (y) has its assets located in Sanctioned Persons; or (z) derives revenues from investments in or transactions with Sanctioned Persons.  No proceeds of any Term Loan made hereunder will be used to fund any operations in, finance any investment or activities in, or make any payments to, a Sanctioned Person.  To the extent applicable, each Credit Party is also in compliance, in all material respects, with all applicable law that may be enforced by any Governmental Authority relating to anti-money laundering statues, laws, regulations and rules, including, but not limited to the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act (together with their implementing regulations, in each case, as amended from time to time) (“Act”).  No part of the proceeds of the Term Loans will be used, directly or indirectly, for the purposes of financing any activities or business of or with any Person or in any country or territory that is the subject of any Sanctions or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010, as amended or other similar legislation in other jurisdictions.

4.26Parent Borrower as a Holding Company

.  Parent Borrower is a holding company and does not have any material liabilities (other than liabilities arising under the Credit Documents and liabilities permitted to be incurred by Parent Borrower under Section 6.13), own any material assets (other than the Capital Stock of its Subsidiaries and other assets permitted to be owned by Parent Borrower under Section 6.13) or engage in any operations or business (other than the ownership of Parent Borrower and its Subsidiaries and other activities permitted to be engaged in by Parent Borrower under Section 6.13).

4.27Status as Senior Debt

.  The Obligations are “senior debt” or “designated senior debt” (or any comparable term) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to the Obligations.

4.28Center of Main Interest

. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), each UK Credit Party’s “centre of main interest” (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

4.29Investment Transaction Documents

.  While AMC and its affiliates hold 100% of the Term Loans, the Investment Transaction Documents are in full force and effect in accordance with the terms thereof.

4.30Representations and Warranties in the Investment Transaction Documents

.  The representations and warranties set forth in the Investment Transaction Documents are true and correct in all material respects (or, to the extent any such representation and warranty is qualified by materiality, in all respects) as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided that a breach of the representations and warranties set forth in this Section 4.30 shall only constitute a Default or an Event of Default so long as AMC and its affiliates hold a majority of the Term Loans and Term Loan Commitments then outstanding.

Section 5.AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Term Loan Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1Financial Statements and Other Reports

.  Unless otherwise provided below, Parent Borrower shall deliver to Administrative Agent and Lenders:

(a)Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (but excluding the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Parent Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income and cash flows of Parent Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b)Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Parent Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income and statements of cash flows, consolidating) statements of income, stockholders’ equity and cash flows of Parent Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of BDO USA, LLP or other independent certified public accountants of recognized national standing selected by Parent Borrower, and reasonably satisfactory to Administrative Agent (it being agreed and acknowledged that any of the “Big Four” accounting firms is satisfactory to Administrative Agent), which report shall be unqualified as to going concern and scope of audit (other than a going concern or like qualification resulting solely from an upcoming maturity date for the Term Loans occurring within one year from the time such opinion is delivered), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c)Monthly Reports.  As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date, commencing with the month in which the Closing Date occurs, copies of monthly management reports including the consolidated balance sheet of Parent Borrower and its Subsidiaries as at the end of such month and the related consolidated (and with respect to statements of income, consolidating) statements of income of Parent Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first month for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis;

(d)Compliance Certificate and Reconciliation.  No later than the earlier of (x) each delivery of financial statements of Parent Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b) and (y) each time the financial statements of Parent Borrower and its Subsidiaries are required to be delivered pursuant to Sections 5.1(a) and 5.1(b):

(i)a duly executed and completed Compliance Certificate which (i) in the case of each Compliance Certificate delivered together with the financial statements required to be delivered pursuant to Section 5.1(b), shall include a certification as to the calculated Senior Leverage Ratio, Total Leverage Ratio and Fixed Charge Coverage Ratio, including the underlying calculations and details necessary to arrive at Senior Leverage Ratio, Total Leverage Ratio and Fixed Charge Coverage Ratio and (ii) in the case of each Compliance Certificate delivered together with the financial statements required to be delivered pursuant to Section 5.1(a), shall include calculations of the Senior Leverage Ratio, the Total Leverage Ratio and Fixed Charge Coverage Ratio for the previous four fiscal quarters that then ended (for the avoidance of doubt, such calculations shall be for reporting purposes only and not for testing of  any financial covenants set forth in Section 6.7); and

(ii)the related consolidating financial statements reflecting adjustments necessary to eliminate the impact on such financial statements of Subsidiaries of the Parent Borrower (if any) that are not Credit Parties from such consolidated financial statements;

(e)Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Parent Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f)Notice of Material Event.  Promptly upon any officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any notice to Parent Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its

Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Parent Borrower has taken, is taking and proposes to take with respect thereto;

(g)Notice of Litigation.  Promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of, or threat of, any non-frivolous Adverse Proceeding not previously disclosed in writing by Parent Borrower to Lender, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby in an amount in excess of $500,000, written notice thereof together with such other information reasonably requested by Administrative Agent as may be reasonably available to any Credit Party to enable Lenders and their counsel to evaluate such matters;

(h)ERISA.  (i) Promptly upon any Credit Party obtaining knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)Financial Plan.  As soon as practicable and in any event no later than the end of (x) 60 days following each Fiscal Year and (y) 30 days following the approval by the board of directors of the Parent Borrower, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Term Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Parent Borrower and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Parent Borrower and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.7 through the final maturity date of the Term Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Term Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based, all in form and substance reasonably satisfactory to the Requisite Lenders;

(j)Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all changes from the immediately preceding Fiscal Year in respect of material insurance coverage maintained as of the date of such report by Parent Borrower and its Subsidiaries or confirming no modification has been made to the coverage reported in the immediately preceding Fiscal Year;

(k)Notice Regarding Material Contracts.  Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Parent Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Parent Borrower or such Subsidiary, as the case may be, (ii) the occurrence of a default under any Material Contract or (iii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided no such prohibition on delivery shall be effective if it were bargained for by Parent Borrower or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(k)), and an explanation of any actions being taken with respect thereto;

(l)Media Library and ACL.  (i) Simultaneously with delivery of the quarterly financial statements pursuant to Section 5.1(a) above (or, in the event of any failure to deliver any such financial statements, no later than the date on which such financial statements were required to be delivered in accordance with Section 5.1(a) above) and within 45 days after the end of the Fiscal Quarter ending December 31 in each Fiscal Year, a description of any additions to, or deletions from the Media Library since the immediately preceding Media Library report delivered to the Lenders and (ii) simultaneously with delivery of the annual financial statements pursuant to Section 5.1(b) above (or, in the event of any failure to deliver any such financial statements, no later than the date on which such financial statements were required to be delivered in accordance with Section 5.1(b) above), a valuation report prepared by FTI Consulting (or another valuation firm reasonably acceptable to the Administrative Agent and approved by the Requisite Lenders) (and retained at the Credit Parties’ sole cost and expense), which valuation report shall be in form and substance reasonably acceptable to the Requisite Lenders and reflects the Fair Value of the Media Library and of Parent Borrower’s (direct or indirect) Capital Stock ownership of ACL and its Subsidiaries as of December 31st of the preceding calendar year (each such valuation report, a “Valuation Report”);

(m)Information Regarding Collateral.  (a) Parent Borrower shall furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number.  Parent Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following any such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  Parent Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(n)Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Parent Borrower shall deliver to Collateral Agent an officer’s certificate executed by an Authorized Officer of Parent Borrower (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(o)SEC Filings and Press Releases.  Promptly upon their becoming available, email notification of the availability of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Parent Borrower to its security holders acting in such capacity or by any Subsidiary of Parent Borrower to its security holders other than Parent Borrower or another Subsidiary of Parent Borrower, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority and (iii) all acquisition documentation entered into with respect to each Permitted Acquisition;

(p)Board Meeting Minutes. Promptly upon their becoming available, all actions by written consent and minutes of meetings of the board of directors (or equivalent governing body) of Parent Borrower; and

(q)Other Documents.  To Administrative Agent for distribution to Lenders, such other financial and other information and data respecting any Credit Party’s or any Subsidiary of any Credit Party’s business or financial condition as Administrative Agent or any Lender shall from time to time reasonably request, including without limitation, as soon as available and to the extent so requested, the consolidated and consolidating balance sheet of Parent Borrower and its Subsidiaries as at the end of any month, and the related consolidated (and with respect to statements of income, consolidating) statements of income and cash flows of Parent Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month.

5.2Existence

.  Except as otherwise permitted under Section 6.8, each Credit Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that, no Credit Party (other than Parent Borrower) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer necessary and desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to any Lender.

5.3Payment of Taxes and Claims

.  Each Credit Party shall, and shall cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any such penalty or fine shall be incurred with respect thereto; provided that, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax Return with any Person (other than Parent Borrower or any of its Subsidiaries).  Each Credit Party shall perform and comply with its obligations under, and enforce its rights in respect of, all Material Contracts.

5.4Maintenance of Properties

.  Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty damage excepted, all material properties owed by any such Credit Party used or useful in the business of Parent Borrower and its Subsidiaries and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5Insurance

.  Each Credit Party shall maintain, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent Borrower and its Subsidiaries and with no greater risk retention, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on its properties (including, the Collateral) under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6Inspections and Appraisals

.

(a)Each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent and the Lenders to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect and copy its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (at Parent Borrower’s sole cost and expense) (provided that, an Authorized Officer of Parent Borrower shall be afforded an opportunity to be present), all upon reasonable prior notice and at such reasonable times during normal business hours; provided, however, that unless an Event of Default shall have occurred and be continuing, Agent and Lenders shall only conduct one (1) such visit and inspection during any fiscal year.

(b)Each Credit Party permits the Administrative Agent to commission, at any time while an Event of Default shall have occurred and be continuing, a Valuation Report (at Parent Borrower’s sole cost and expense) and each Credit Party permits, and shall cause each of its Subsidiaries to permit, any authorized representative designated by the Agent and the Lenders to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries and to inspect and copy its and their financial and accounting records in connection with, and for the purposes of, the foregoing.

5.7Lenders Meetings

.  Parent Borrower shall, upon the reasonable request of Administrative Agent or Requisite Lenders, participate in a meeting with Administrative Agent and Lenders once during each Fiscal Year to be held at Parent Borrower’s corporate offices or at such other location as may be agreed to by Parent Borrower and Administrative Agent at such time as may be agreed to by Parent Borrower and Administrative Agent (each such meeting to be at Parent Borrower’s sole cost and expense).  Parent Borrower shall hold a meeting among Administrative Agent and Lenders at least once each Fiscal Quarter by telephone on the first Business Day of each Fiscal Quarter at 10:00 AM (New York time) or such other time and date otherwise agreed to by Parent Borrower, Administrative Agent and Requisite Lenders.

5.8Compliance with Laws

.

(a)Each Credit Party shall comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and anti-corruption laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Credit Party shall be, and shall cause each of its Subsidiaries and all other Persons, if any, to be, in compliance with all Governmental Authorizations issued to and held by such Person, the noncompliance with which could have a Material Adverse Effect.  No Credit Party or any Subsidiary thereof is in breach of or is the subject of any action or investigation under the Act.

(b)Parent Borrower shall maintain its status as a registrant under the Securities Act and the Exchange Act and shall timely file or furnish all forms, documents, and reports required to be filed or furnished by Parent Borrower with the SEC.  Parent Borrower shall also maintain the listing of its Common Stock on the NASDAQ (or, if the Common Stock is not then listed on NASDAQ, the Common Stock shall have received all approvals necessary for inclusion on such other trading market, and shall comply with all listing requirements of such applicable trading market).

5.9Environmental

.

(a)Environmental Disclosure.  Parent Borrower shall deliver to Administrative Agent:

(i)promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Parent Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect, and (3) any Credit Party’s or any of its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and

(ii)as soon as practicable following the sending or receipt thereof by Parent Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that would reasonably suggest that such agency is investigating whether Parent Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

(b)Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10Subsidiaries

.  In the event that any Person becomes a Subsidiary of any Credit Party, each Credit Party (including any UK Production Entity Group following the applicable UK Production Entity Inclusion Date) shall (a) concurrently with such Person becoming a Subsidiary cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement (or, if such Subsidiary is a Foreign Subsidiary, a guarantee and collateral agreement reasonably satisfactory to Administrative Agent), and (b) subject to the terms, provisions and limitations set forth in the Credit Documents, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Administrative Agent.  With respect to each such Subsidiary, Parent Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Parent Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Parent Borrower; provided that, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11Additional Material Real Estate Assets

.  In the event that, after the Closing Date, any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then, contemporaneously with such Credit Party acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, such Credit Party shall take the following actions and execute and deliver, or cause to be executed and delivered, in each case with respect to each such Material Real Estate Asset:

(a)a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each such Material Real Estate Asset;

(b)an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state in respect of such Material Real Estate Asset and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(c)(A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each such Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each such Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the date such Real Estate Asset was acquired or became a Material Real Estate Asset, as applicable, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all applicable recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(d)evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent;

(e)ALTA surveys of each such Material Real Estate Asset, certified to Collateral Agent and dated not more than thirty days prior to the date such Real Estate Asset was acquired or became a Material Real Estate Asset, as applicable (unless the applicable Credit Party is able to obtain a Title Policy in respect of such Material Real Estate Asset and the Collateral Agent otherwise determines (and the Collateral Agent may rely on the decision of the Requisite Lenders in making such determination) that such ALTA survey is not reasonably required); and

(f)all such other applicable documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected and continuing First Priority security interest in such Material Real Estate Assets.

5.12Further Assurances

.  Subject to the terms, provisions and limitations of the Credit Documents, each Credit Party shall, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request from time to time in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21 (including the authorization of filing and recording of UCC financing statements, fixture filings, Intellectual Property Security Agreements, and other documents, in each case to the extent reasonably requested by Collateral Agent), which may be required under any applicable law, or which Collateral Agent may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Liens).  With respect to any acquisition of assets (including in connection with a Permitted Acquisition), all actions shall have been taken to ensure that Collateral Agent has a perfected and continuing First Priority Liens (subject to Permitted Liens) on such assets.  On or before the Closing Date (as may be extended by Collateral Agent in its reasonable discretion) or within 30 days of opening of any new Controlled Account (as may be extended by Collateral Agent in its reasonable discretion), as applicable, each bank where a Controlled Account is maintained, shall have entered into tri-party account control agreements with Collateral Agent, for the benefit of itself and Lenders, and the applicable Credit Party with respect to such accounts of the Credit Parties, in form and substance reasonably acceptable to Collateral Agent and as provided in the Pledge and Security Agreement.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Parent Borrower, and its Subsidiaries and all of the outstanding Capital Stock of Parent Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).  In addition to the foregoing, Parent Borrower shall (i) at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien and (ii) maintain Landlord Personal Property Collateral Access Agreements in respect of Parent Borrower’s headquarters and any other Real Estate Asset where Collateral with a fair market value of at least $500,000 is located.  Notwithstanding anything to the contrary contained herein, in no event shall Mortgages be required to be delivered in respect of any leasehold interest held by Parent Borrower or any of its Subsidiaries in any Real Estate Asset.

5.13Cash Management Systems

.  Unless otherwise consented to by the Requisite Lenders, Parent Borrower and its Subsidiaries shall establish and maintain cash management systems consistent with

Section 6.16 and reasonably acceptable to Administrative Agent, including, without limitation, with respect to blocked account arrangements (it being understood and agreed that, as of the Closing Date, the cash management systems maintained on the Closing Date are acceptable).

5.14Intellectual Property

.  The Credit Parties shall, and shall cause each of their respective Subsidiaries to (a) promptly register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office, the United States Copyright Office and any other applicable Governmental Authority either within or outside of the United States, as the case may be, those registrable Intellectual Property rights now owned or hereafter developed or acquired by such Credit Parties or any of its Subsidiaries that are material to the conduct of the business of such Credit Parties and its Subsidiaries, (b) notify Agents in writing (i) not later than ten (10) Business Days following the date of the filing of any applications or registrations of any Intellectual Property right of such Credit Parties or any of its Subsidiaries that is material to the conduct of the business of such Credit Parties and its Subsidiaries taken as a whole with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority, including, to the extent applicable, the date of such filing, the registration or application numbers, if any, and the title of such Intellectual Property rights to be registered and (ii) concurrent with the delivery of the financial statements referred to in clauses (a), (b) and (c) of Section 5.1, following the date of the filing of any other applications or registrations with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority, including, to the extent applicable, the date of such filing, the registration or application numbers, if any, and the title of such Intellectual Property rights to be registered, (c) promptly, execute such documents as Collateral Agent may reasonably request for Collateral Agent to maintain the priority and perfection of First Priority Lien in such Intellectual Property rights, (d) upon the request of Collateral Agent, either deliver to Collateral Agent or file such documents in connection with the filing of any such applications or registrations, and (e) upon filing any such applications or registrations, within the time periods for notice thereof described in clause (b) above, provide Collateral Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Collateral Agent to be filed for Collateral Agent to maintain the perfection and priority of its security interest in such Intellectual Property rights, and the date of such filing.  Each Credit Party shall, and shall cause its Subsidiaries to, (i) protect, defend and maintain the validity and enforceability of each item of Intellectual Property that is material to the conduct of the business of such Credit Party and its Subsidiaries taken as a whole, (ii) promptly advise Agents in writing of any conflicting or potentially infringing activities by third parties of which it becomes aware with respect to such Intellectual Property and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of Requisite Lenders.

5.15Employee Benefit Plans

.  Each Credit Party shall ensure that all pension schemes operated by or maintained for the benefit of a Credit Party and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any Credit Party ceasing to employ any member of such a pension scheme).

5.16Licenses.  Parent Borrower shall, and shall cause each of the Credit Parties to, use its commercially reasonable efforts to abide by the terms of Schedule 5.16 in connection with future licenses.

5.17 Books and Records

.  Parent Borrower shall, and shall cause each of its Subsidiaries to, keep full records of all transactions and maintain their respective books and records in accordance with GAAP or IFRS, as applicable, and any other applicable laws and accounting requirements.

5.18FCPA; Sanctions.

(a)Parent Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, use the proceeds of the Term Loans in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, a similar law of the European Union or any European Union Member State or a similar law of any jurisdiction in which the Credit Parties conduct their business and to which they are lawfully subject, or any other applicable anti-corruption provision.

(b)Parent Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person.

5.19COMI

.  With respect to each UK Credit Party subject to the Regulation, shall not, without the prior written consent of the Administrative Agent, change its centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) from its jurisdiction of incorporation.

5.20Stock.

(a)Parent Borrower shall reserve and keep available at all times with its shares transfer agent, shares of Common Stock that will enable Parent Borrower to satisfy its obligations of the payment of interest pursuant to Section 2.5 until the Tranche B Term Loan Maturity Date.

(b)Parent Borrower shall at all times have the full corporate right, power and authority to execute and deliver the shares of Common Stock as contemplated by Section 2.5.

(c)Parent Borrower shall take all actions and submit all documents required by any regulatory body, including NASDAQ (or any other applicable trading market), DTC or its shares transfer agent, in order to issue shares of Common Stock in accordance with Section 2.5.

5.21Post-Closing Matters

  Notwithstanding anything to the contrary contained herein or in the other Credit Documents Parent Borrower shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.21 on or before the date specified for such requirement or such later date to be determined by Administrative Agent.

Section 6.NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform all covenants in this Section 6.

6.1Indebtedness

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)the Obligations;

(b)Indebtedness of (x) any Guarantor Subsidiary to Parent Borrower or to any other Guarantor Subsidiary or (y) of Parent Borrower to any Guarantor Subsidiary; provided that, (i) all such Indebtedness shall be evidenced by the Intercompany Note and such Intercompany Note shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and delivered to Administrative Agent together with appropriate allonges or other documents of transfer to be held as Collateral, (ii) all such Indebtedness shall be unsecured pursuant to the terms of the Intercompany Note and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Parent Borrower or to any of its Subsidiaries for whose benefit such payment is made; provided further that any Indebtedness of RLJ Australia to any Credit Party shall not exceed, when aggregated with any equity Investments made in RLJ Australia during such Fiscal Year (but in any event after the Closing Date) pursuant to Section 6.6(b), $750,000 at any time during the first Fiscal Year following the Closing Date increasing by $250,000 during the subsequent Fiscal Year  up to a maximum aggregate amount of $1,000,000 of such Indebtedness at any time;

(c)Indebtedness, in an aggregate amount not to exceed at any time the greater of (x) $500,000 and (y) four percent (4%) of Consolidated Adjusted EBITDA, incurred by Parent Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Parent Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Parent Borrower or any of its Subsidiaries; provided that such Indebtedness is not reflected on the balance sheet of Parent Borrower or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected as Indebtedness on such balance sheet for purposes of this clause (c));

(d)Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business  and not in connection with a Permitted Acquisition and in an aggregate amount not to exceed at any time the greater of (x) $500,000 and (y) four percent (4%) of Consolidated Adjusted EBITDA;

(e)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with customary practices with respect thereto;

(f)guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Parent Borrower and its Subsidiaries in an aggregate amount not to exceed at any time the greater of (x) $500,000 and (y) four percent (4%) of Consolidated Adjusted EBITDA;

(g)guaranties by Parent Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of Parent Borrower of Indebtedness of Parent Borrower or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(h)Indebtedness in existence on the Closing Date and described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable in any material respect to the obligor thereon or to Lender than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided that, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (other than capitalized interest and fees), (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom, or (D) include any items of Collateral that were not collateral in the previous Indebtedness;

(i)Indebtedness, in an aggregate amount not to exceed at any time the greater of (x) $500,000 and (y) four percent (4%) of Consolidated Adjusted EBITDA, with respect to (x) Capital Leases, (y) purchase money Indebtedness and (z) Permitted Acquisitions; provided that, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clauses (y) and (z), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(j)Indebtedness arising from principal and capitalized interest owed on the Existing Seller Notes;  provided that, the Existing Seller Notes are at all times subject to the Existing Seller Notes Subordination Agreement;

(k)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l)any UK Production Debt in an amount not to exceed £10,000,000 per UK Production Entity Group in any Fiscal Year; provided that such UK Production Debt shall be nonrecourse to the Credit Parties and their Subsidiaries other than members of such UK Production Entity Group;

(m)other unsecured Indebtedness of Parent Borrower and its Subsidiaries, in an aggregate amount not to exceed at any time $500,000;

(n)Indebtedness under swap agreements (including, without limitation, forward, spot or future contracts) for purposes of hedging interest rates or foreign exchange, in each case  entered into in the ordinary course of business and not for speculative purposes; provided that (i) such swap agreements relate to payment obligations on Indebtedness or dividend payments permitted to be incurred under this Agreement and (ii) the notional principal amount of such swap agreements at the time incurred does not exceed the principal amount of Indebtedness to which such swap agreements relate; and

(o)Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business.

6.2Liens

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, royalties or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, royalties or profits under the

UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)Liens granted pursuant to any Credit Document;

(b)Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent or (ii) do not have priority over the Liens securing the Obligations and in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; provided that in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(d)Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(e)easements, rights-of-way, restrictions, encroachments, zonings and other restrictions, building codes, land use laws, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Parent Borrower or any of its Subsidiaries;

(f)any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license permitted hereunder that is granted or entered into in the ordinary course of business  and does not interfere in any material respect with the ordinary conduct of business of the Credit Parties;

(g)Liens solely on any cash earnest money deposits made by Parent Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)Liens in favor of customs and revenue authorities arising in the ordinary course of business and as a matter of law to secure payment of customs duties in connection with the importation of goods and in an aggregate amount not to exceed at any time the greater of (x) $500,000 and (y) four percent (4%) of Consolidated Adjusted EBITDA;

(j)any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)non-exclusive licenses or sublicenses of patents, trademarks and other Intellectual Property rights granted by Parent Borrower or any of its Subsidiaries in the ordinary course of business  and not interfering in any respect with the ordinary conduct of business  of Parent Borrower or such Subsidiary;

(l)Liens described in Schedule 6.2; provided that, to qualify as permitted under this Section 6.2(l), any such Lien described on Schedule 6.2 shall only secure the Indebtedness and collateral that it secures on the Closing Date;

(m)Liens securing purchase money Indebtedness and Indebtedness in respect of Capital Leases, in each case, permitted pursuant to Section 6.1(i); provided that, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n)other Liens on assets other than the Collateral in an aggregate amount not to exceed $100,000 at any time outstanding;

(o)Liens consisting of judgment or judicial attachment liens not giving rise to a Default or Event of Default and in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(p)Liens in favor of collecting banks arising under Section 4-210 of the UCC and in respect of which the applicable Person shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(q)Liens that are contractual rights of set off relating to purchase orders and other agreements entered into with customers of Parent Borrower or any of their Subsidiaries in the ordinary course of business;

(r)Liens consisting of security deposits in connection with leases, subleases, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation and in an aggregate amount not to exceed at any time the greater of $500,000; and

(s)at any time prior to a UK Production Entity Inclusion Date, Liens on the broadcast contracts of such UK Production Entity and the proceeds thereof securing Indebtedness permitted under Section 6.1(l), it being agreed by the parties hereto that, so long as such Liens continue to secure such Indebtedness, Collateral Agent shall not have a Lien on such broadcast contracts or the proceeds thereof.

6.3No Further Negative Pledges

.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) the Credit Documents, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4Restricted Payments

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(a)(x) declare, order, pay or make any Restricted Junior Payment or set apart any sum for any Restricted Junior Payment, or (y) agree to declare, order, pay or make any Restricted Junior Payment or set apart any sum for any Restricted Junior Payment, except that Parent Borrower may make the following Restricted Junior Payments:

(i)to any Subsidiary;

(ii)declare and pay dividends or make other distributions ratably to its equity holders;

(iii)declare and pay dividends, whether in Cash or Common Stock, to holders of Existing Preferred Stock on the Existing Preferred Stock to the extent required by the terms of the Existing Preferred Stock as in effect on the date hereof;

(iv)so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (x) regularly scheduled payments in the form of principal, Interest Notes or Shares (each such term as defined in the Existing Seller Notes), to the extent provided for by, and in accordance with, the terms of the Existing Seller Notes in effect on the date hereof and (y) voluntary prepayments of the Existing Seller Notes, subject to the prior approval of the Administrative Agent and Requisite Lenders (such approval not to be unreasonably withheld or delayed);

(v)cash payments in respect of accrued but unpaid interest to the extent expressly provided for by, and in accordance with, the terms and conditions of the Existing Seller Notes, as in effect on the date hereof, so long as no Default or Event of Default exists before or after giving effect to such payment and any such payment is permitted by the Existing Seller Notes Subordination Agreement; and

(vi)so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, make cash payments by Parent Borrower to any Person in the ordinary course of business in an aggregate amount not to exceed $350,000 in any Fiscal Year, to the extent necessary to permit Parent Borrower to pay salaries, fees and expenses; provided that, in each case, such payments shall be subordinated to the Obligations on terms satisfactory to Administrative Agent and the Requisite Lenders; or

(b)purchase, redeem, repay, prepay, acquire, retire, defease, exchange or make any distributions (each of the foregoing, a “Payment”) in respect of any Indebtedness owed to the Permitted Holders (other than AMC) except, on or after April 14, 2017 Parent Borrower may repay the trade payables currently owed to the Permitted Holders (other than AMC) so long as after giving effect to such Payment, the Parent Borrower is in compliance on a pro forma basis with the covenants set forth in Section 6.7 as if those covenants were being tested on the proposed date for the Payment (with respect to the fiscal year then in effect) and no Default or Event of Default has occurred and is continuing or would arise as a result of such Payment.

6.5Restrictions on Subsidiary Distributions

.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Parent Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Parent Borrower or any other Subsidiary of Parent Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Parent Borrower or any other Subsidiary of Parent Borrower, (c) make loans or advances to Parent Borrower or any other Subsidiary of Parent Borrower, or (d) transfer any of its property or assets to Parent Borrower or any other Subsidiary of Parent Borrower other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 6.1(i) and Section 6.1(m) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.6Investments

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment (including in connection with the creation and/or production of any Media Library or Media Rights or any other broadcast programming) in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a)Investments in Cash and Cash Equivalents;

(b)equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor Subsidiaries of Parent Borrower; provided that, any such Investments made in RLJ Australia, when aggregated with any Indebtedness extended to RLJ Australia by any Credit Party during such Fiscal Year pursuant to Section 6.1(b), shall not exceed $750,000 at any time during the first Fiscal Year following the Closing Date, increasing by $250,000 during the subsequent Fiscal Year, up to a maximum aggregate amount of $1,000,000 at any time;

(c)Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Parent Borrower and its Subsidiaries;

(d)intercompany loans and guarantees to the extent permitted under Sections 6.1(b) and (g);

(e)loans and advances to employees, officers and directors of Parent Borrower and its Subsidiaries (i) made in the ordinary course of business, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount for all such loans and advances made under this Section 6.6(e), not to exceed $250,000 at any time outstanding;

(f)Investments consisting of Permitted Acquisitions;

(g)Investments described in Schedule 6.6;

(h)Investments by Parent Borrower or any Credit Party (1) in a subsidiary of a Credit Party and (2) in a subsidiary that is not a Credit Party; provided that (x) no Default or Event of Default exists before and after such Investment, (y) any Investment shall be subordinated in right of payment to the Term Loans and (z) the aggregate amount of such Investments shall not exceed $500,000;

(i)other Investments in an aggregate amount not to exceed at any time the greater of (x) $500,000 and (y) four percent (4%) of Consolidated Adjusted EBITDA during the term of this Agreement; provided that for any Investment by a Credit Party in a Subsidiary that is not a Credit Party (x) no Default or Event of Default exists before and after such Investment, (y) any Investment shall be subordinated in right of payment to the Term Loans and (z) the aggregate amount of such Investments shall not exceed $500,000;

(j)Investments to the extent permitted under Section 6.1(m); and

(k)Investments in the form of acquisitions for the Media Library or of Media Rights in the ordinary course of business.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7Financial Covenants

.

(a)Fixed Charge Coverage Ratio.  Parent Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of the Fiscal Years set forth below, beginning with the Fiscal Year ending December 31, 2016, to be less than the correlative ratio indicated below:

Fiscal Year Ending	Fixed Charge Coverage Ratio
December 31, 2016	1.00:1.00
December 31, 2017	1.00:1.00
December 31, 2018 and all Fiscal Years thereafter	2.00:1.00

(b)Senior Leverage Ratio.  Parent Borrower shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Year set forth below, beginning with the Fiscal Year ending December 31, 2016 to exceed the correlative ratio indicated:

Fiscal Year Ending	Senior Leverage Ratio
December 31, 2016	6.00:1.00
December 31, 2017	5.50:1.00

Fiscal Year Ending	Senior Leverage Ratio
December 31, 2018	2.75:1.00
December 31, 2019 and all Fiscal Years thereafter	2.50:1.00

(c)Total Leverage Ratio.  Parent Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Year set forth below, beginning with the Fiscal Year ending December 31, 2016 to exceed the correlative ratio indicated:

Fiscal Year Ending	Total Leverage Ratio
December 31, 2016	6.75:1.00
December 31, 2017	6.00:1.00
December 31, 2018	5.00:1.00
December 31, 2019 and all Fiscal Years thereafter	4.00:1.00

(d)Minimum Cash Balance.  The Parent Borrower shall not permit the Minimum Cash Balance on any day of any Fiscal Year to be less than the amount set forth below.

Fiscal Year Ending	Minimum Cash Balance
December 31, 2016	$1,000,000
December 31, 2017	$2,000,000
December 31, 2018 and all Fiscal Years thereafter	$3,500,000

(e)Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments reasonably approved by the Requisite Lenders and in accordance with the definition of “Consolidated Adjusted EBITDA”) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Parent Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Term Loans incurred during such period).

6.8Fundamental Changes; Disposition of Assets; Acquisitions

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate,

wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), license or sublicense (as licensor or sublicensor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business ) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)any Subsidiary of Parent Borrower may be merged with or into Parent Borrower or any Guarantor Subsidiary (but, in each case, with respect to periods prior to a UK Production Entity Inclusion Date, no member of such UK Production Entity Group shall be merged with or into Parent Borrower or any other Subsidiary), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Parent Borrower or any Guarantor Subsidiary; provided that, in the case of such a merger, Parent Borrower or such Guarantor Subsidiary (other than RLJ Australia), as applicable shall be the continuing or surviving Person;

(b)sales of inventory in the ordinary course of business;

(c)Asset Sales (other than (x) Media Rights constituting a portion of the Media Library, (y) in respect of Capital Stock in any member of the ACL Group, RLJ Entertainment Holdings Ltd. and Acorn Productions and (z) any property or asset of any member of the ACL Group, RLJ Entertainment Holdings Ltd. and Acorn Productions), the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales made hereunder, are less than $3,000,000; provided that, (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Parent Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.10(a);

(d)disposals of obsolete, worn out or surplus equipment in an amount not to exceed $500,000 in the aggregate during the term of this Agreement; provided that any such disposals in connection with the closing of the Borrower assets located in Stillwater, Minnesota as of the date hereof, shall not be included in the calculation of such limit;

(e)Permitted Acquisitions;

(f)Investments made in accordance with Section 6.6;

(g)non-exclusive licenses of patents, trademarks and other Intellectual Property rights granted by Parent Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Parent Borrower or such Subsidiary and do not result in the loss of use of any Media Rights that constitute a portion of the Media Library;

(h)conversions of Cash Equivalents into cash or other Cash Equivalents;

(i)the sale, assignment, lease, conveyance, transfer or other disposition of property by (i) Parent Borrower or any Subsidiary of Parent Borrower to any Credit Party, (ii) any Subsidiary of Parent Borrower that is not a Credit Party to any other Subsidiary of Parent Borrower that is not a Credit

Party (but, in each case, (x) with respect to periods prior to a UK Production Entity Inclusion Date, other than to a member of such UK Production Entity Group and (y) with respect to periods prior to the ACL becoming a wholly-owned Subsidiary, sale, assignment, lease, conveyance, transfer or other disposition of property by any member of the ACL Group to a Subsidiary that is not a Credit Party) and (iii) any Credit Party to any Subsidiary that is not a Credit Party; provided that, with respect to this clause (iii), the fair market value of such assets shall not exceed $250,000 in the aggregate during the term of this Agreement; provided further that, with respect to any sale, assignment, lease, conveyance, transfer or other disposition pursuant to this Section 6.8(i) to RLJ Australia, the fair market value of such assets shall not exceed at any time $1,000,000;

(j)subject to Section 2.10, dispositions resulting from a casualty event; and

(k)dispositions of delinquent Accounts in connection with the compromise, settlement or collection thereof (and not as part of any financing transaction), in the ordinary course of business; provided that, (x) no such dispositions shall be permitted in respect of Accounts that are less than ninety (90) days overdue and (y) if any such Account is at least ninety (90) days overdue but less than one hundred eighty (180) days overdue, the face amount of each such Account shall not exceed $250,000.

6.9Disposal of Subsidiary Interests

.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10Sales and Lease-Backs

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Parent Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Parent Borrower or any of its Subsidiaries) in connection with such lease.

6.11Transactions with Shareholders and Affiliates

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Parent Borrower or any of its Subsidiaries (other than Lender and its affiliates) or with any Affiliate of Parent Borrower or of any such holder; provided that, the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if (i) in respect of any transaction involving aggregate annual revenues or aggregate annual expenses (whichever is greater) in excess of $1,000,000, the Requisite Lenders have consented to such transaction and (ii) the terms of such transaction are not less favorable to Parent Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, further, that the foregoing restrictions shall not apply to (a) any transaction between Parent Borrower and any Guarantor Subsidiary (other than RLJ Australia); (b) to the extent permitted by Section 6.4(a)(ii), reasonable and customary fees paid to members of the board of directors (or similar governing body) of Parent Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of Parent Borrower and its Subsidiaries entered into in the ordinary course of business; (d) ordinary course trade payables of Parent Borrower and/or its Subsidiaries that are held by Affiliates of Parent Borrower from time to time; (e)

to the extent permitted pursuant to Section 6.4(a), in an aggregate amount not to exceed $350,000 in any Fiscal Year to pay the salaries, fees and expenses of Parent Borrower; (f) transactions described in Schedule 6.11 and (g) transactions with AMC; provided that, in addition to the foregoing, any transaction (including any Permitted Service Agreement) between Parent Borrower or any Subsidiary of Parent Borrower, on the one hand, and any ACL Group member, on the other hand, shall only be entered into pursuant to a written agreement, which agreement shall be delivered to Administrative Agent prior to the effectiveness thereof.  Parent Borrower shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Parent Borrower (other than AMC, if applicable) or any of its Subsidiaries or with any Affiliate of Parent Borrower or of any such holder to Administrative Agent and the Lenders.

6.12Conduct of Business

.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date and activities reasonably related or ancillary thereto.

6.13Permitted Activities

.  (a)Parent Borrower shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement and the other Credit Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of  Image and RLJ Acquisition and other assets reasonably required for or incidental to the management and administration of the operations of Parent Borrower and its Subsidiaries; (ii) activities and contractual rights incidental to maintenance of its corporate existence and reasonably required for or incidental to the management and administration of the operations of Parent Borrower and its Subsidiaries, (iii) performing its obligations and activities incidental thereto under the Credit Documents; and (iv) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Image and RLJ Acquisition; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(b)RLJEL shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of its Subsidiaries, holding not less than 64% of the Capital Stock of ACL and other assets reasonably required for or incidental to the management and administration of the operations of RLJEL, its Subsidiaries and ACL; (ii) activities and contractual rights incidental to maintenance of its corporate existence and reasonably required for or incidental to the management and administration of the operations of RLJEL, its Subsidiaries and ACL, (iii) performing its obligations and activities incidental thereto under the Credit Documents; and (iv) making Restricted Junior Payments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries or ACL; (f) create or acquire any Subsidiary or make or own any Investment in any Person; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.  For the avoidance of doubt, Indebtedness incurred by ACL, Acorn Productions Ltd. or Acorn Global Enterprises Ltd., or any of their Subsidiaries, shall not be deemed to be Indebtedness incurred by RLJEL so long as such Indebtedness is non-recourse to RLJEL.

6.14Amendments or Waivers with respect to Subordinated Indebtedness

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, increase the principal amount thereof (other than capitalized interest and fees), change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof (other than to waive eliminate or delay), change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

6.15Fiscal Year

.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

6.16Deposit Accounts

.  No Credit Party shall establish or maintain a Deposit Account (other than Excluded Accounts) that is not a Controlled Account and no Credit Party shall deposit proceeds in a Deposit Account which is not a Controlled Account.

6.17Amendments to Organizational Agreements and Material Contracts

. (a) No Credit Party shall (i) amend or permit any amendments to any Credit Party’s Organizational Documents if such amendment would be adverse to Administrative Agent, Collateral Agent or Lenders; or (ii) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be material and adverse to Administrative Agent, Collateral Agent or Lenders or the Credit Parties, and (b) ACL shall not amend or permit any amendments to its Organizational Documents or amend or waive or permit any amendment to, or waiver of, any term of the Shareholders’ Agreement if such amendment would be adverse to Administrative Agent, Collateral Agent or Lenders.

6.18Prepayments of Certain Indebtedness

.  Except as expressly permitted under Section 6.4, no Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) the Subordinated Indebtedness, (iii) so long as AMC and its affiliates hold 100% of the Term Loans, Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 4.1 of the Investment Agreement, otherwise in accordance with Section 6.8 of this Agreement and (iv) on a pro forma basis after giving effect to such payments, Parent Borrower may make such payments in Cash on the Closing Date as are necessary to repay the Existing Indebtedness in full.

6.19UK Production Entity

.  Until a UK Production Entity Inclusion Date, the Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, make or suffer to exist any Investments in, or make any Asset Sale to, such UK Production Entity, or enter into any transaction with such UK Production Entity other than transactions entered into in the ordinary course of business and on terms and conditions no less favorable to such Credit Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

6.20Controlled Foreign Corporation

.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any change in its capital structure that would result in any Subsidiary that is a wholly-owned Subsidiary, as of the date hereof, becoming a CFC for U.S. federal income tax purposes.

6.21Swap Agreements

.  No Credit Party will, nor will it permit any Subsidiary to, enter into any swap agreement, except swap agreements permitted by Section 6.1(n).

Section 7.GUARANTY

7.1Guaranty of the Obligations

.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the performance and payment in full of all Obligations when the same become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2Contribution by Guarantors

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state or foreign law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3Payment by Guarantors

.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Parent Borrower to pay any of the Guaranteed Obligations when such become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors shall upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Credit Party becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4Liability of Guarantors Absolute

.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)this Guaranty is a guaranty of payment when due and not of collection; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Credit Party and any Beneficiary with respect to the existence of such Event of Default;

(c)the obligations of each Guarantor hereunder are independent of the obligations of Parent Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Parent Borrower’s, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Parent Borrower or any of such other guarantors and whether or not Parent Borrower or any other Guarantor is joined in any such action or actions;

(d)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Parent Borrower or any other Guarantor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)each Guarantor waives, to the maximum extent permitted by law, all suretyship defenses available now or in the future under law or equity.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor has notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or any agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) any of the Guaranteed Obligations, or any agreement relating thereto, at any time is illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Parent Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue the perfection of, any subordination or failure to maintain the priority of, or any failure to enforce or release of security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Parent Borrower or any other Credit Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5Waivers by Guarantors

.  To the extent permitted by law, each Guarantor hereby waives, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Parent Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any

Collateral or other property securing any obligation of Parent Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Parent Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Parent Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Parent Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Parent Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than payment in full of the Guaranteed Obligations); (h) any defense based upon an election of remedies by any Beneficiary, including any election to proceed by judicial or nonjudicial foreclosure of any Collateral, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of any Guarantor or the rights of such Guarantor to proceed against any Guarantor for reimbursement, or both.

7.6Guarantors’ Rights of Subrogation, Contribution, etc

.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Parent Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Parent Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Parent Borrower or any other Guarantor, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution or reimbursement such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution under Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Parent Borrower or against any collateral or security, and any rights of contribution or reimbursement such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any

Beneficiary may have against Parent Borrower or any other Guarantor, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7Subordination of Other Obligations

.  Any Indebtedness of Parent Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Beneficiaries and shall forthwith be paid over to the Administrative Agent on behalf of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.  Additionally, each Guarantor agrees not to assert or enforce, and to the maximum extent permitted by applicable law, hereby waives, any and all rights of subrogation, reimbursement, indemnification and contribution against Parent Borrower or any other Credit Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor (including after the payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) or the Guaranteed Obligations) if all or any portion of the Obligations or the Guaranteed Obligations shall have been satisfied in connection with an exercise of remedies by any Agent in respect of the Capital Stock of a Credit Party or any Subsidiary of any Credit Party whether pursuant to the Pledge and Security Agreement or otherwise.

7.8Continuing Guaranty

.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations whether now existing or hereafter created or arising shall have been indefeasibly paid in full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9Authority of Guarantors or Parent Borrower

.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Parent Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10Financial Condition of Parent Borrower

.  Any Term Loans may be continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Parent Borrower at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Parent Borrower.  Each Guarantor has adequate means to obtain information from Parent Borrower on a continuing basis concerning the financial condition of Parent Borrower and its ability to perform their obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Parent Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Parent Borrower now known or hereafter known by any Beneficiary.

7.11Bankruptcy, etc.

  (a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Parent Borrower or any other Guarantor or by any defense which Parent Borrower or any other

Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Parent Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)In the event that all or any portion of the Guaranteed Obligations are paid by Parent Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12Discharge of Guaranty Upon Sale of Guarantor

.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

Section 8.EVENTS OF DEFAULT

8.1Events of Default

.  If any one or more of the following conditions or events shall occur:

(a)Failure to Make Payments When Due.  Failure by Parent Borrower to pay (i) the principal of and premium, if any, on any Term Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Term Loan, by mandatory prepayment or otherwise; or (iii) when due any interest on any Term Loan or any fee or any other amount due hereunder and such failure continues for a period of three (3) Business Days;

(b)Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $500,000 or more (any such Indebtedness, “Material Debt”), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the aggregate principal amount referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Section 5 or Section 6 of this Agreement or any of the provisions of the other Credit Documents; or

(d)Breach of Representations, etc.  Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) respect as of the date made or deemed made; or

(e)Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of any Credit Party becoming aware of such default, or (ii) receipt by Parent Borrower of notice from Administrative Agent of such default; or

(f)Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Parent Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Parent Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Parent Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Parent Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Parent Borrower or any of its Subsidiaries (or any committee thereof)

shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000 or (ii) in the aggregate at any time an amount in excess of $500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Parent Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA in excess of $500,000 during the term hereof; or (iii) Parent Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(k)Change of Control.  A Change of Control shall occur; or

(l)Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (other than (y) the failure of Collateral Agent to have a valid and perfected Lien with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $500,000 and (z) so long as the value (aggregate or otherwise) of such Collateral does not at any time exceed the dollar threshold permitted in such applicable Collateral Document for the nonperfection of such type of Collateral, the failure of Collateral Agent to have a perfected Lien on Collateral that is one of the specific types of Collateral as to which, up to the dollar threshold specified in such applicable Collateral Document, the terms of the Collateral Documents expressly excuse perfection), or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m)Subordinated Indebtedness. Any intercreditor agreement or subordination agreement with respect to the Obligations or the Collateral shall for any reason cease to be in full force and effect (other than in accordance with its terms); or

(n)Intellectual Property. Any loss or non-renewal of any Intellectual Property, franchise, license or permit that could reasonably be expected to have a Material Adverse Effect; or

(o)Cross Default.  So long as AMC and its affiliates hold a majority of the Term Loan Commitments and the Term Loans then outstanding, a default or breach by Parent Borrower (or any of its Subsidiaries) under any Investment Transaction Document.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Parent Borrower by Administrative Agent, (A) the Term Loan Commitments, if any, of each Lender having such Term Loan Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:  (I) the unpaid principal amount of and accrued interest on the Term Loans and all premiums (including the Applicable Prepayment Premium) on the Term Loans, and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) Administrative Agent may, and may cause Collateral Agent to, exercise all other rights and remedies available to Agents under the Credit Documents, under applicable law or in equity.

Upon the Term Loans becoming due and payable under this Section 8.1 (whether automatically or by declaration), such Term Loans shall forthwith mature and the entire unpaid principal amount of such Term Loans, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate, if applicable) and (ii) the Applicable Prepayment Premium determined in respect of such principal amount to the full extent permitted by applicable law, if applicable, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  Parent Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Term Loans free from repayment by Parent Borrower (except as herein specifically provided for) and that the provision for payment of an Applicable Prepayment Premium by Parent Borrower in the event that the Term Loans are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

Section 9.AGENTS

9.1Appointment of Agents

.  AMC is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes AMC, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent Borrower or any of its Subsidiaries.

9.2Powers and Duties

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(a)Generally. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Agent shall promptly, upon receipt thereof, forward to each Lender all information, notices, requests or otherwise received by it relating to the Credit Parties, the Credit Documents, the Obligations or the Collateral, including all financial information, notices of default and the results of any Media Library valuations, field audit, examination or appraisal with respect to any Credit Party or Collateral and any information delivered to the Administrative Agent pursuant to the terms of this Agreement.

(b)Filing of Claims in Bankruptcy.

(i)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(A)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 2.14(a) and (b), 2.15, 9.7, 10.2, 10.3) allowed in such judicial proceeding; and

(B)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due Administrative Agent under Sections 10.3 and 10.4.

(ii)Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.3General Immunity

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(a)No Responsibility for Certain Matters.

(i)No Agent shall be responsible for, or have any duty to ascertain or inquire into, the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents (other than to confirm receipt of the items expressly required to be delivered to such Agent) or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(ii)Each party to this Agreement acknowledges and agrees that Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Credit Documents and notification to Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Parent Borrower and the other Credit Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

(b)Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under the Bankruptcy Code or other applicable bankruptcy laws or that may effect a forfeiture, modification or termination of property in violation under the Bankruptcy Code or other applicable bankruptcy laws.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; provided that, such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Requirements of Law; (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); and (iii) no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

9.4Reliance by Agents

.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender to the making of such Term Loan.  Each Agent may consult with legal counsel (who may be counsel for Parent Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

9.5Agents Entitled to Act as Lender

.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Parent Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Parent Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.6Lenders’ Representations, Warranties and Acknowledgment

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(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent Borrower and its Subsidiaries in connection with the Term Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.7Right to Indemnity

.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.8Successor Administrative Agent and Collateral Agent

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(a)Each Agent may at any time give notice of its resignation to Lenders and Parent Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Parent Borrower, to appoint a successor, which shall be a commercial bank, insurance company, financial institution, finance company, or investment or mutual fund or other Person which extends credit or buys loans as one of its businesses, in any case, with an office in the United States, or an Affiliate of any such Person with an office in the United States.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, in consultation with Parent Borrower, appoint a successor Agent meeting the qualifications set forth above provided that, if the Agent shall notify Parent Borrower and Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Collateral Agent on behalf of Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Parent Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Parent Borrower and such successor.  After the retiring Agent's resignation hereunder and under the other Credit Documents, the provisions of this Section 9 and Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.9Collateral Documents and Guaranty

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(a)Agents under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments (i) in connection with a sale or disposition of assets permitted by this Agreement, (ii) necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (iii) necessary to release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Credit Parties, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been made), all Term Loan Commitments have terminated or expired, upon request of Parent Borrower, Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Parent Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.10Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through, or delegate any and all such rights and powers to, any one or more sub‑agents appointed by such Agent.  Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 9 shall apply to any such sub‑agent and to the Related Parties of each Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.11Withholding Tax.

  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  Without limiting the provisions of Section 2.15(b) or (d), each Lender shall, and does hereby, indemnify Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 9.11.  The agreements in this Section 9.11 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other Obligations.

Section 10.MISCELLANEOUS

10.1Notices

(a)Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered (along with a copy to counsel if indicated) by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail to such Person’s address as set forth on Appendix C or in the other relevant Credit Document.

(b)Electronic Communications.

(i)Notices and other communications to Lenders hereunder may (subject to the provisions of this Section 10.1) be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent.  The Administrative Agent, Collateral Agent or Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.1); provided that, approval of such procedures may be limited to particular notices or communications.

(ii)Each Credit Party hereby agrees that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or Lenders pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to Administrative Agent at sean.sullivan@amcnetworks.com or at such other e-mail address(es) provided to Parent Borrower from time to time or in such other form as Administrative Agent shall require.  In addition, each Credit Party agrees to continue to provide the Communications to Administrative Agent in the manner specified in this Agreement or any other Credit Document or in such other form as Administrative Agent shall require.  Nothing in this Section 10.1 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document or as any such Agent shall require.

(iii)Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(iv)To the extent consented to by Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications (other than any such Communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents.

(c)Platform.  Each Credit Party further agrees that any Agent may make the Communications available to Lenders by posting the Communications on a secure electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall any Agent or any of its Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d)Public/Private.

(i)Each Credit Party hereby authorizes Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Parent Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication.  Parent Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI.  Parent Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith include MNPI.  Parent Borrower, its Affiliates and their respective Subsidiaries do not have any publicly traded securities outstanding as of the date hereof.  At any such time, if any, as Parent Borrower, its Affiliates and their respective Subsidiaries issues securities in a transaction that is registered under the Securities Act or exempt from registration under the United States Securities and Exchange Commission (“SEC”) Rule 144A, Parent Borrower will to the extent not in conflict with any Requirements of Law or the requirements of the SEC or other regulatory or self-regulatory bodies, take such steps as may be required so that, at the time of such offering, the information previously provided to Lenders or otherwise pursuant to this Agreement will not constitute MNPI with respect to Parent Borrower, any Affiliate or any of their respective Affiliates for the purpose of United States federal and state securities law at such time.  At all times thereafter, Parent Borrower, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.1(a), (b), (c) and (d) as Private Side Communications.

(ii)“Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI.  “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Parent Borrower’s or its affiliates’ securities or loans.  “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Parent Borrower, its Affiliates and any of their respective securities.

(iii)Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person.  Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws. Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI.  Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s administrative questionnaire delivered to Administrative Agent.  Each Lender agrees to notify Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.  Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

10.2Expenses

.  Parent Borrower agrees to pay promptly (a) to the extent incurred after the Closing Date, (i) all of Administrative Agent’s and Collateral Agent’s reasonable out-of-pocket costs and expenses of preparation of any consents, amendments, waivers or other modifications of the Credit Documents; (ii) all the reasonable out-of-pocket fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of any consents, amendments, waivers or other modifications of the Credit Documents and any other documents or matters requested by Parent Borrower; (iii) all other actual and reasonable costs and expenses incurred by the Administrative Agent and Collateral Agent in connection with the negotiation, preparation and execution of any consents, amendments, waivers or other modifications of the Credit Documents and the transactions contemplated thereby; (b) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents reasonably employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral and (c) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3Indemnity

(a)In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided that, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non- appealable order, of that Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)Each Credit Party also agrees that no Lender, Agent or their respective affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that, in no event will such Lender, Agent, or their respective affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4Set-Off

.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or payroll accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5Amendments and Waivers

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(a)Requisite Lenders’ Consent.  Subject to Sections 10.5(b) and 10.5(c), except as otherwise expressly provided in this Agreement, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (or the Administrative Agent acting with the written consent of the Requisite Lenders); provided that any waiver, amendment or modification that relates to a particular Class and does not amend, waiver or modify such provisions with respect to another Class shall only require the written consent of the Requisite Lenders of such Class directly affected; provided further that, for the purposes of this Section 10.5(a), written consent of the Requisite Lenders may be provided to the Administrative Agent by electronic mail or facsimile).

(b)Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)extend the scheduled final maturity of any Term Loan or Term Loan Note or amend or modify the definition of “Tranche A Term Loan Maturity Date” or “Tranche B Term Loan Maturity Date”;

(ii)waive, reduce or postpone any scheduled principal repayment (but not prepayment);

(iii)reduce the rate of interest or premium (including any prepayment or repricing premium) on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.5) or any fee payable hereunder;

(iv)extend the time for payment of any such interest (other than default interest) or fees;

(v)reduce the principal amount of any Term Loan;

(vi)amend, modify, terminate or waive any provision of this Section 10.5(a), 10.5(b) or Section 10.5(c);

(vii)amend, modify, terminate or waive any provision of Section 2.11, the proviso in Section 2.12(a), Section 2.12(h) or Section 2.13;

(viii)(x) amend the definition of “Requisite Lenders” or “Pro Rata Share” or (y) amend or modify the Credit Documents to add new or additional extensions of credit to the Credit Parties or any other Person;

(ix)release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(x)consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (except as a result of a transaction permitted by the terms of this Agreement);

(xi)increase the Term Loan Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Term Loan Commitment of any Lender);

(xii)subordinate in right of payment any of the Obligations, or subordinate the lien on any of the Collateral securing the Obligations;

(xiii)waive or otherwise make any less restrictive, the definition of Eligible Assignee, or otherwise consent to any sale, transfer, or assignment of, or any participation with respect to, any of the Obligations to any Credit Party (or any Affiliate of any Credit Party, including any of the Permitted Holders), or any Person owning or controlling any Indebtedness of any Credit Party other than the Obligations;

(xiv)amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents or the definition of “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender with Obligations then outstanding without the written consent of any such Lender;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (viii), (ix) and (x).

(c)Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, Parent Borrower, and the Requisite Lenders;

(d)Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)Further, notwithstanding anything to the contrary contained in this Section 10.5, if Administrative Agent and Parent Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by Administrative Agent) in any provision of the Credit Documents, then Administrative Agent and Parent Borrower shall be permitted to amend such provisions and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by any Lender within ten (10) Business Days following receipt of notice thereof.

10.6Successors and Assigns; Participations

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(a)Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders and any assignment in contravention of the foregoing shall be absolutely void.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.7, Indemnitees under Section 10, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Register.  Parent Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e).  Prior to such recordation, all amounts owed with respect to the Term Loan Commitment or Term Loan shall be owed to Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c)Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations (provided that, each such sale, assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Term Loan and any related Term Loan Commitments):

(i)to any Person that is an “Eligible Assignee”, upon the giving of notice to Parent Borrower and Administrative Agent; and

(ii)to any Person otherwise not constituting an Eligible Assignee (other than a Credit Party or an affiliate of a Credit Party, including AMC); provided so long as no Default or Event of Default has occurred or is continuing, with the consent of Parent Borrower and Administrative Agent (such consent not to be  unreasonably withheld or delayed; provided further that Parent Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall object hereto by written notice to Administrative Agent within seven (7) Business Days.

(d)Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(f), together with payment to Administrative Agent of a registration and processing fee of $3,500.

(e)Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Parent Borrower and shall maintain a copy of such Assignment Agreement.

(f)Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable

Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the Term Loan Commitments or Term Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of Term Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party.

(g)Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement:  (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect the Term Loan Commitment of such assignee and any Term Loan Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to Administrative Agent for cancellation, and thereupon Parent Borrower shall issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender.

(h)Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than Parent Borrower or any of its Subsidiaries or Affiliates) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation, provided that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the parties hereto for the performance of such obligations and (C) the Credit Parties, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each Lender that sells a participation pursuant to this Section 10.6(h) shall, acting solely for U.S. federal income tax purposes as an agent of Parent Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loans (each, a “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Term Loan Commitments, Term Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)The holder of any such participation, other than an affiliate of Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Term Loan or Term Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Term Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating.  Parent Borrower agrees that each participant shall be entitled to the benefits of Sections 2.14(a) and (b) and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided that, a participant shall not be entitled to receive any greater payment under Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant; provided further that, except as specifically set forth in this sentence, nothing herein shall require any notice to Parent Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that, such participant agrees to be subject to Section 2.13 as though it were a Lender.

(j)Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that, no Lender, as between Parent Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7Independence of Covenants

.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8Survival of Representations, Warranties and Agreements

.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Term Loans.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.14(a) and (b), 2.15, 10.2, 10.3 and 10.4, 10.14 and 10.15 and the agreements of Lenders set forth in Sections 2.13, 9.3(b), 9.7, 10.14, 10.15 and 10.17 shall survive the payment of the Term Loans.

10.9No Waiver; Remedies Cumulative

.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10Marshalling; Payments Set Aside

.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11Severability

.  In case any provision in or obligation hereunder or any Term Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12Obligations Several; Independent Nature of Lenders’ Rights

.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.7, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13Headings

.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14APPLICABLE LAW

.  THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.15CONSENT TO JURISDICTION

. (A) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT ONLY IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE STATE, COUNTY AND CITY OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR PROPERTY MAY BE FOUND.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; PROVIDED THAT NOTHING HEREIN SHALL AFFECT THE AGENTS’ OR THE SECURED PARTIES’ RIGHTS TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

(B)EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10, AND ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.  NOTWITHSTANDING THE FOREGOING, NOTHING IN ANY CREDIT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.16WAIVER OF JURY TRIAL

.  EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/PARENT BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL

DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17Confidentiality

.  Each of the Administrative Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors, lenders, funding sources, limited partners, advisory boards and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority, (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Parent Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Parent Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.17 or (y) becomes available to Administrative Agent, any Lender or any of their respective affiliates on a nonconfidential basis from a source other than Parent Borrower.  For purposes of this Section 10.17, “Information” means all information received from Parent Borrower or any of its Subsidiaries relating to Parent Borrower, its Affiliates or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Parent Borrower or any of its Subsidiaries; provided that, in the case of information received from Parent Borrower, its Affiliates or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.  Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent and the Lenders may, subject to the prior review and approval of Parent Borrower (such approval not to be unreasonably withheld or delayed), at their own expense issue news releases and publish “tombstone”

advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”).  No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the SEC or (ii) with the prior approval of Administrative Agent and, to the extent that such Trade Announcement expressly refers to a Lender, such Lender.

10.18Usury Savings Clause

.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Parent Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Parent Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Parent Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19Counterparts

.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20Effectiveness

.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Parent Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21Patriot Act

.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Parent Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act.

10.22Debtor-Creditor Relationship

.  The relationship between Lenders and Agent, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Lender or Agent has (or shall be deemed to have) any fiduciary relationship or duty to any Credit Party arising out of or in connection with the Credit Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lenders and the Agents, on the one hand, and the Credit Parties, on the other hand, by virtue of any Credit Document or any transaction contemplated therein.

10.23Revival and Reinstatement of Obligations

.  If any Lender or Agent repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such Person in full or partial satisfaction of any Obligation or Guaranteed Obligation or on account of any other obligation of any Credit Party under any Credit Document because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such Lender or Agent elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such Person elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such Person related thereto, (i) the liability of the Credit Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) the Liens granted to the Agent securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Liens granted to the Agent securing the Obligations and the Guaranteed Obligations shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, such Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Credit Party in respect of such liability or any Collateral securing such liability.

10.24Judgment Currency

.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of Parent Borrower in respect of any such sum due from it to Administrative Agent or Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by Administrative Agent of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may in accordance with normal banking procedures purchase Dollars with the Judgment Currency.  If the amount of Dollars so purchased is less than the sum originally due to Administrative Agent from Parent Borrower in Dollars, Parent Borrower agrees, notwithstanding any such judgment, to indemnify Administrative Agent or the Person to whom such obligation was owing against such loss.

10.25Electronic Execution of Assignments.

  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

RLJ ENTERTAINMENT, INC., as Parent Borrower

By: /s/ Miguel Penella
Name:  Miguel Penella
Title:  Chief Executive Officer

GUARANTORS:

RLJ ACQUISITION, INC., as Guarantor Subsidiary

By: /s/ Nazir Rostom
Name:  Nazir Rostom
Title:  Secretary and Treasurer

IMAGE ENTERTAINMENT, INC., as Guarantor Subsidiary

By: /s/ Nazir Rostom
Name:  Nazir Rostom
Title:  Secretary and Treasurer

IMAGE/MADACY HOME ENTERTAINMENT LLC, as Guarantor Subsidiary

By: /s/ Miguel Penella
Name:  Miguel Penella
Title:  Manager

ACORN MEDIA GROUP, INC., as Guarantor Subsidiary

By: /s/ Nazir Rostom
Name:  Nazir Rostom
Title:  Secretary and Treasurer

RLJ ENTERTAINMENT HOLDINGS LTD, as Guarantor Subsidiary

By: /s/ Miguel Penella
Name:  Miguel Penella
Title:  Director

RLJ ENTERTAINMENT LTD, as Guarantor Subsidiary

By: /s/ Miguel Penella
Name:  Miguel Penella
Title:  Director

RLJE INTERNATIONAL LTD., as Guarantor Subsidiary

By: /s/ Miguel Penella
Name:  Miguel Penella
Title:  Director

FOYLES WAR 8 PRODUCTIONS LIMITED, as Guarantor Subsidiary

By: /s/ Miguel Penella
Name:  Miguel Penella
Title:  Director

RLJ ENTERTAINMENT AUSTRALIA PTY LTD, as Guarantor Subsidiary

By: /s/ Miguel Penella
Name:  Miguel Penella
Title:  Director

DIGITAL ENTERTAINMENT HOLDINGS LLC, as Administrative Agent and Collateral Agent

By:  /s/ Joshua Sapan

Name:  Joshua Sapan

Title:  President & Chief Executive Officer

DIGITAL ENTERTAINMENT HOLDINGS LLC, as Lender

By:  /s/ Joshua Sapan

Name:  Joshua Sapan

Title:  President & Chief Executive Officer

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT

Tranche A Term Loan Commitments

Lender	Tranche A Term Loan Commitments	Pro Rata Share[1]
Digital Entertainment Holdings LLC	$5,000,000	100%
TOTAL	$5,000,000	100%

[1] Rounded to the nearest hundredth of a percent.

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Tranche B Term Loan Commitments

Lender	Tranche B Term Loan Commitments	Pro Rata Share[1]
Digital Entertainment Holdings LLC	$60,000,000	100%
TOTAL	$60,000,000	100%

[1] Rounded to the nearest hundredth of a percent.

APPENDIX C
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

RLJ ENTERTAINMENT, INC. and the other Credit Parties

RLJ Entertainment, Inc.

Attn: Nazir Rostom, CFO

8515 Georgia Avenue, Suite 650

Silver Spring, MD 20910

Telephone: (301) 830-6207

Email: NRostom@rljentertainment.com

with a copy (which shall not constitute notice) to:

RLJ Entertainment, Inc.

Attn: Legal Counsel

6320 Canoga Avenue, 8th Floor

Woodland Hills, CA 91367

Telephone: (818) 407-9100

Fax: (818) 407-9331

Email: LegalCounsel@RLJEntertainment.com

Arent Fox LLP
Attn: Mark Joachim, Esq.

1717 K Street NW

Washington, DC 20036

Telephone: (202) 857-6018

Email: mark.joachim@arentfox.com

DIGITAL ENTERTAINMENT HOLDINGS LLC, as Administrative Agent and Lender

Digital Entertainment Holdings LLC

c/o AMC Networks Inc.
Attn: Sean S. Sullivan, Executive Vice President & Chief Financial Officer

Telephone: (646) 393-8135

Fax:  (917) 542-6392

Email: Sean.Sullivan@amcnetworks.com

with a copy (which shall not constitute notice) to:

Digital Entertainment Holdings LLC

c/o AMC Networks Inc.
Attn: Jamie Gallagher, EVP and General Counsel

Telephone: (646) 273-3606

Fax:  (646) 273-3789

Email: jamie.gallagher@amcnetworks.com

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: John P. Mead

Brian E. Hamilton

Ari Blaut

Telephone: (212) 558-3764 / (212) 558-4801 / (212) 558-1656

Fax: (212) 558-3588

Email: meadj@sullcrom.com / hamiltonb@sullcrom.com /

            blauta@sullcrom.com